Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

GLOBAL CASH ACCESS HOLDINGS, INC.,

MOVIE MERGER SUB, INC.

and

MULTIMEDIA GAMES HOLDING COMPANY, INC.

Dated as of September 8, 2014

i

ii

iii

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 8, 2014 (this “Agreement”), is made by and among Global Cash Access Holdings, Inc., a Delaware corporation (“Parent”), Movie Merger Sub, Inc., a Texas corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and Multimedia Games Holding Company, Inc., a Texas corporation (the “Company”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

W I T N E S S E T H:

WHEREAS, the board of directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Parent has unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, and has deemed the Merger Agreement to be advisable;

WHEREAS, the Company Board has recommended approval of this Agreement by the Company’s shareholders and directed that this Agreement be submitted to such shareholders for approval;

WHEREAS, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 3.1, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), immediately prior to the Effective Time will be canceled and converted into the right to receive the Merger Consideration;

WHEREAS, following the Merger, the Company’s Subsidiaries will remain wholly owned subsidiaries of the Company and intend to continue to hold all gaming and other licenses held by such Subsidiaries prior to the Merger; and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1                                    Definitions.  Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement and as follows:

“6.5 Notice” shall have the meaning set forth in Section 6.5(e).

“6.12 Indemnitees” shall have the meaning set forth in Section 6.12(b).

“Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement containing confidentiality and standstill terms no less restrictive of the Third Party in the aggregate than the terms set forth in the Confidentiality Agreement; provided, however, that such confidentiality agreement (a) shall not prohibit the making or amending of any Acquisition Proposal, and (b) shall not otherwise prohibit compliance by the Company with any of the provisions set forth in Section 6.5.

“Acquisition Proposal” shall have the meaning set forth in Section 6.5(h)(i).

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.5(c).

“Alternative Financing” shall have the meaning set forth in Section 6.11(d).

“Anti-Takeover Law” shall have the meaning set forth in Section 4.24.

“Antitrust Approvals” shall have the meaning set forth in Section 7.1(b).

“Antitrust Laws” shall have the meaning set forth in Section 4.4(b)(ii).

“Assumed Options” shall have the meaning set forth in Section 3.3(a)(v).

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(c).

“Brand/IP License Agreement” shall mean any Contract pursuant to which the Company or any of its Subsidiaries is granted a license to or right to use or exploit (including by means of a covenant not to sue) Intellectual Property Rights or proprietary rights owned or controlled by Third Parties for use in connection with the Company Products and Services.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Bylaws” shall have the meaning set forth in Section 4.1.

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Certificates” shall have the meaning set forth in Section 3.1(c).

“Change in Recommendation” shall have the meaning set forth in Section 6.5(c).

“Charter” shall have the meaning set forth in Section 4.1.

“Chosen Courts” shall have the meaning set forth in Section 9.10(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, program, agreement, arrangement or policy relating to stock options, restricted stock, restricted stock units, phantom shares, stock purchases or other equity or equity-based compensation, deferred compensation, bonus, severance, change-in-control, retention, fringe benefits or other compensation or employment terms or employee benefits, including individual employment, consulting, change in control and severance agreements, whether or not subject to ERISA, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its Subsidiaries or otherwise providing for payments or benefits for or to any current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries and/or their dependents, including, for purposes of clarification, the Company Plans, but other than any Multiemployer Plan and excluding any statutorily required plans contributed to by the Company or any of its Subsidiaries that are maintained by any non-United States Governmental Authority.

“Company Board” shall have the meaning set forth in Section 4.3(b).

“Company Board Recommendation” shall have the meaning set forth in Section 4.3(b).

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Employees” shall have the meaning set forth in Section 6.9(a).

“Company Lease” shall mean any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Adverse Effect” shall mean any event, change, effect, development, condition, occurrence or circumstance which, individually or in the aggregate, has resulted in, or would reasonably be expected to result in a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that events, changes, effects, developments, conditions, occurrences or circumstances to the extent resulting from, directly or indirectly, the following shall be excluded from the determination of Company Material Adverse Effect:  (i) any event, change, effect, development, condition, occurrence or circumstance in any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change or prospective change in any Law or GAAP (or changes in interpretations or enforcement of any Law or GAAP) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (iii) any change in general economic, regulatory or political conditions or the financial, credit or securities markets generally in the United States or any international market (including changes in interest or exchange rates, stock, bond and/or debt prices); (iv) any change in the gaming industry generally in the United States or any international market (including the impact of any of the foregoing); (v) delisting or suspension of trading in the Company Common Stock; (vi) any act of God, natural disasters, fires, floods, earthquakes, hurricanes, terrorism, armed hostilities, war, civil or military disturbances, epidemics, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services, accidents, labor disputes or other force majeure event or any escalation or worsening thereof; (vii) the negotiation, execution, announcement or consummation of this Agreement or the transactions contemplated hereby (including the impact of any of the foregoing on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, licensors, employees, financing sources or regulators (including any Gaming Authority) of the Company or its Subsidiaries), and any Proceeding arising therefrom or in connection therewith (provided that the provisions of this clause (vii) shall not apply to the representations and warranties set forth in Section 4.4); (viii) any action taken or not taken as expressly permitted or required by this Agreement (it being understood and agreed that actions taken by the Company or its Subsidiaries pursuant to its obligations under Section 6.1 to conduct its business in the ordinary course shall not be automatically excluded in determining whether a Company Material Adverse Effect has occurred except to the extent any such action is agreed to in writing by Parent) or any action taken or not taken at the written consent or direction of Parent or Merger Sub; (ix) any changes in the market price or trading volume of the Company Common Stock, any changes in credit ratings or any failure (in and of itself) by the Company or its Subsidiaries to meet analysts’ or other earnings estimates, budgets, plans, forecasts or financial projections of its revenues, earnings, cash flow, cash position or other financial performance or results of operations (but not excluding any event, change, effect, development, condition, occurrence or circumstance giving rise to any such change or failure to the extent such change, effect, development or circumstance is not otherwise excluded pursuant to this definition); or (x) events, changes, effects, developments, conditions, occurrences or circumstances to the extent arising from or relating to the identity of Parent or Merger Sub or Parent’s ability to obtain the Gaming Approvals; but only to the extent, in the case of clauses (i) , (ii) , (iii)  or (iv), such event, change, effect, development, condition, occurrence or circumstance does not disproportionately impact the Company and its Subsidiaries, taken as whole, relative to other companies in the industries in which the Company or its Subsidiaries operate.

“Company Material Contract” shall have the meaning set forth in Section 4.17(a).

“Company Option” shall mean each option to purchase shares of Company Common Stock granted pursuant to any Company Plan.

“Company Owned IP” shall mean all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Performance Share Award” shall have the meaning set forth in Section 3.3(a)(ii).

“Company Permits” shall have the meaning set forth in Section 4.5.

“Company Plans” shall mean any of the Multimedia Games Holding Company, Inc. 2012 Equity Incentive Plan, Multimedia Games, Inc. Consolidated Equity Incentive Plan, Multimedia Games, Inc. 2008 Employment Inducement Award Plan, Multimedia Games, Inc. 2003 Outside Director Stock Option Plan, Multimedia Games, Inc. 2002 Stock Option Plan, Multimedia Games, Inc. 2001 Stock Option Plan and Multimedia Games, Inc. 2000 Stock Option Plan.

“Company Products or Services” shall mean the products (including hardware and software) and/or services produced, manufactured, marketed, licensed, sold, leased, distributed or operated by the Company or any of its Subsidiaries.

“Company Registered IP” shall have the meaning set forth in Section 4.15(a).

“Company Related Parties” shall have the meaning set forth in Section 8.3(b)(ii).

“Company Restricted Stock Unit” shall mean each restricted share unit granted pursuant to any Company Plan, excluding Company Performance Share Awards.

“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Company Termination Fee” shall mean (i) $11,000,000 if payable in connection with a termination of this Agreement either by (A) the Company on or before October 8, 2014 pursuant to Section 8.1(c)(ii) with respect to the Company entering into an Alternative Acquisition Agreement with a Person or group that is an Excluded Party or (B) Parent on or before October 8, 2014 pursuant to Section 8.1(d)(ii) if the event giving rise to the right of Parent to effect such termination is, or relates to, an Acquisition Proposal by an Excluded Party and (ii) $32,500,000 if payable by the Company in any other circumstance.

“Company Websites” shall have the meaning set forth in Section 4.6(c).

“Confidentiality Agreement” shall mean the confidentiality agreement dated August 6, 2014 between Parent and the Company.

“Contract” shall mean any written contract, agreement, commitment, franchise, indenture, lease or license.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Copyright” shall mean all copyrights, copyrightable works and mask works (including all applications and registrations for each of the foregoing), and all other rights corresponding thereto throughout the world.

“Credit Facility” shall mean the Amended and Restated Credit Agreement, dated as of August 3, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Facility Agreement”), by and among Multimedia Games, Inc., MGAM Systems, Inc., Comerica Bank, in its capacity as administrative agent and lead arranger, and Wells Fargo Bank, N.A., as syndication agent, and the Fee Letter (as defined in the Credit Facility Agreement) and all Loan Documents (as defined in the Credit Facility Agreement) related thereto.

“Credit Facility Agreement” shall have the meaning set forth in the definition of “Credit Facility” in this Section 1.1.

“D&O Insurance” shall have the meaning set forth in Section 6.6(c).

“Damages” shall have the meaning set forth in Section 8.2.

“Disclosed Conditions” shall have the meaning set forth in Section 5.7(e).

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“DTC” shall have the meaning set forth in Section 3.2(c)(iii).

“DTC Payment” shall have the meaning set forth in Section 3.2(c)(iii).

“EBITDA” shall mean, with respect to a Person, the net income of such Person (as determined in accordance with GAAP) before interest, Taxes, depreciation and amortization.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Electronic Data Room” shall have the meaning set forth in Section 4.27.

“Environmental Claim” shall mean any claim, action, cause of action, suit, proceeding, order, demand or written notice alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, property damages, and personal injuries), based on or under Environmental Law or arising out of, based on or resulting from (i) the existence or Release of Hazardous Substance at any location or (ii) exposure to any Hazardous Substance.

“Environmental Laws” shall mean all Laws and binding agreements between the Company and any Governmental Authority relating to pollution, contamination, cleanup,

preservation, reclamation or protection of human health or the environment, including Laws relating to the exposure to, Release, or threatened Release of Hazardous Substances, or relating to the manufacture, use, treatment, storage, disposal, transport or handling of Hazardous Substances and all Laws regarding recordkeeping, notification, disclosure and reporting requirements for Hazardous Substances.

“Environmental Permits” shall mean any permit, license, approval or other authorization under any Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.14(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Excluded Party” shall mean any Person, Third Party or group of Persons, from whom the Company or any of its Representatives has received an Acquisition Proposal that the Company Board determines in good faith, after consultation with outside counsel and its financial advisor, constitutes a Superior Proposal and with respect to which the Company delivers a 6.5 Notice on or prior to October 8, 2014.

“Equity Exchange Ratio” shall mean the quotient obtained by dividing (x) the Merger Consideration by (y) the average closing sales price for a share of Parent Common Stock on the NYSE for the thirty (30) consecutive trading days ending with, and including, the trading day that is three (3) trading days prior to the Merger Closing Date.

“Fee Letter” shall mean any fee letter entered into in connection with the Financing Commitments.

“Financing” shall have the meaning set forth in Section 5.7(a), as supplemented by Section 6.11, as applicable.

“Financing Agreements” shall have the meaning set forth in Section 5.7(b).

“Financing Commitments” shall have the meaning set forth in Section 5.7(a), as supplemented by Section 6.11, as applicable.

“Financing Source” shall mean the Persons (other than the Company or any of its Subsidiaries or any of their respective Affiliates or controlling persons) that have committed to provide or have otherwise entered into agreements (including any Financing Commitment or Financing Agreements), in each case, in connection with the Financing or any other financing in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the Lenders, together with their respective former, current or future general or limited partners, direct or indirect shareholders, managers, members, Affiliates, officers, directors, employees, agents, representatives, successors and assigns and any former, current or future general or limited partner, direct or indirect shareholder, manager, member, Affiliate, officer, director, employee, agent, representative, successor or assign of any of the foregoing; it being understood that Parent and Merger Sub shall not be Financing Sources for any purposes hereunder.

“Foreign Antitrust Laws” shall have the meaning set forth in Section 4.4(b)(ii).

“Foreign Benefit Plan” shall mean each Company Benefit Plan maintained outside of the United States that provides compensation or benefits in respect of any employee that is primarily based outside of the United States.

“Funding Failure Termination Fee” shall have the meaning set forth in Section 8.3(a)(ii).

“GAAP” shall mean the United States generally accepted accounting principles, consistently applied.

“Gaming Approvals” shall have the meaning set forth in Section 4.4(b)(iv).

“Gaming Authority” shall mean any Governmental Authority with regulatory control and authority or jurisdiction over the manufacture, sale, lease, distribution or operation of gaming devices or equipment, the design, ownership, operation or distribution of internet, online, interactive or mobile gaming services or products, the ownership or operation of any current casinos or any other gaming activities and operations.

“Gaming Law” shall mean, with respect to any Person, any Law governing or relating to the manufacture, sale, lease, distribution or operation of gaming devices or equipment, the design, ownership, operation or distribution of internet, online, interactive or mobile gaming services or products, the ownership or operation of any current casinos or other gaming activities and operations of such Person and its Affiliates and Subsidiaries, including the rules, regulations and standards promulgated by any Gaming Authority.

“Governmental Authority” shall mean any United States (federal, state, county or local), tribal or foreign government, or any political subdivision thereof, or any governmental, regulatory, or judicial or administrative authority, agency, board, tribunal, body, bureau or commission, including any Gaming Authority.

“Hazardous Substance” shall mean substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “radioactive materials,” “petroleum,” “petroleum by-product,” or words of similar import under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” shall mean, with respect to any Person, without duplication: (a) any obligations for borrowed money, (b) any obligations evidenced by bonds, notes, debentures,

letters of credit or similar instruments, (c) any capital lease obligations, (d) any net obligations in respect of interest rate, currency or commodity swaps, collars, caps, hedges, futures contract, forward contract, option or other derivative instruments or arrangements and (e) any obligations to guarantee any of the foregoing types of obligations on behalf of any Person; provided, however, that, with respect to the Company, “Indebtedness” shall not be deemed to include any intercompany Indebtedness to the extent owing by the Company to any of its Subsidiaries, by a Subsidiary of the Company to the Company or by one Subsidiary of the Company to another Subsidiary of the Company.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s Subsidiaries or Affiliates or any of their predecessors in their capacities as such and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee.

“Intellectual Property Rights” shall mean all intellectual property and other similar proprietary rights, whether registered or unregistered, including all U.S. and foreign (i)  Patents, (ii) Trademarks, (iii) Copyrights, (iv) rights in domain names, domain name registrations, computer programs and software (whether in source code, object code or other form), application programming interfaces, algorithms, databases, compilations and data, technology and documentation supporting the foregoing, (v) Trade Secrets, (vi) all rights of publicity and other rights to use the names and likeness of individuals, (vii) rights in designs, (viii) other intellectual property rights (whether or not appropriate steps have been taken to protect such rights under applicable Law) and (ix) the right (whether at law, in equity, by contract or otherwise) to use, practice or otherwise exploit any of the foregoing.

“Intentional Breach” shall mean, with respect to any representation, warranty, agreement or covenant of a party in this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such representation, warranty, agreement or covenant that the breaching party intentionally takes (or fails to take) and with the actual knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such representation, warranty, agreement or covenant.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employee” shall mean any Director or executive officer of the Company or any other Person eligible to receive benefits under the Company’s Long Term Incentive Plan.

“Knowledge” shall mean (i) with respect to the Company, the actual knowledge of the individuals set forth in Section 1.1 of the Company Disclosure Letter after reasonable review of the Company’s records pertaining to such matters and reasonable inquiry of the other executives and managers having primary responsibility for such matters and (ii) with respect to Parent or Merger Sub, the actual knowledge of the individuals set forth in Section 1.1 of the Parent Disclosure Letter after reasonable review of the Parent’s records pertaining to such matters and reasonable inquiry of the other executives and managers having primary responsibility for such matters.

“Law” shall mean any and all domestic (federal, state, county or local), tribal or foreign statutes, laws, ordinances, rules, regulations, orders, judgments or decrees issued by any Governmental Authority, including Gaming Laws.

“Leased Real Property” shall have the meaning set forth in Section 4.18(b).

“Lenders” shall have the meaning set forth in Section 5.7(a).

“Licensed IP Rights” shall mean any Intellectual Property Rights of a Third Party that are licensed to the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries is granted a right to use or exploit (including by means of a covenant not to sue) pursuant to a Brand/IP License Agreement.

“Lien” shall mean liens (statutory or other), claims, mortgages, encumbrances, pledges, deeds of trust, security interests, easements, rights-of-way, covenants, conditions, restrictions (including transfer restrictions), options, rights of first offer or refusal, third party rights, limitations on voting rights, encroachments, title defects or charges of any kind or nature whatsoever, excluding restrictions imposed by securities laws.

“Malicious Code” shall have the meaning set forth in Section 4.15(h).

“Marketing Period” shall mean the first period of fifteen (15) consecutive Business Days after the date of this Agreement throughout which: (a) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 6.12(a)  in connection with any portion of the Financing to be consummated on the Merger Closing Date; provided, that if the Company shall in good faith reasonably believe it has delivered the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of such notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Financial Information or cannot obtain from the Financing Sources confirmation that the Required Financial Information has been provided and, within four Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information the Company has not delivered) and (b) nothing shall have occurred and no condition shall exist that would cause any of the conditions set forth in Section 7.1 and Section 7.2 to fail to be satisfied at the Merger Closing; provided, that such fifteen (15)-consecutive-Business-Day period shall (i) exclude November 24, 2014 through and including November 28, 2014 and (ii) end prior to December 22, 2014 or commence after January 5, 2015; provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such fifteen (15)-consecutive-Business-Day period, (A) the Company’s auditor shall have withdrawn its audit opinion with respect to any year-end audited financial statements set forth in the Company SEC Documents or (B) the Company shall have publicly announced any intention to restate any material financial information included in the Required Financial Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the Company SEC

Documents have been amended or the Company has announced that no restatement shall be required.

“Material Company Lease” shall mean any Company Lease which has annual rent obligations in excess of $1,000,000 or has a remaining term (excluding any renewal options), as of the date hereof, in excess of three (3) years.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Closing” shall have the meaning set forth in Section 2.2.

“Merger Closing Date” shall have the meaning set forth in Section 2.2.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“NASDAQ” shall mean the NASDAQ Global Select Market.

“New Financing Commitment Letter” shall have the meaning set forth in Section 6.11(d).

“New Options” means, subject to Section 6.1(e), any Company Options that are awarded by the Company on or after the date hereof.

“New Plans” shall have the meaning set forth in Section 6.9(a)(iii).

“NYSE” shall mean the New York Stock Exchange.

“Open Source License” shall have the meaning set forth in Section 4.15(g)

“Open Source Materials” shall have the meaning set forth in Section 4.15(g).

“Option Cash Payment” shall have the meaning set forth in Section 3.3(a)(i).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or Proceeding by, before or with any Governmental Authority.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Common Stock” shall mean Parent’s common stock, par value $0.001 per share.

“Parent Disclosure Letter” shall have the meaning set forth in the preamble to Article V.

“Parent Material Adverse Effect” shall mean any change, effect, development or circumstance that, individually or in the aggregate, prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis.

“Parent Organizational Documents” shall have the meaning set forth in Section 5.1.

“Parent Related Parties” shall have the meaning set forth in Section 8.3(b)(iii).

“Patent” shall mean all issued patents (including utility and design patents) and pending patent applications (including invention disclosures, records of invention, certificates of invention and applications for certificates of inventions and priority rights) filed with any Registration Office, including all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Performance Share Award Payment” shall have the meaning set forth in Section 3.3(a)(ii).

“Permitted Liens” shall mean (a) any Lien for Taxes, assessments or utilities not yet due or delinquent and Liens for Taxes being contested in good faith or for which adequate accruals or reserves have been established on the financial statements of the Company in accordance with GAAP; (b) any zoning and other land use restrictions; (c) Liens that will be removed prior to or on the Merger Closing; (d) survey exceptions, utility easements, rights of way and similar agreements, easements, covenants, reservations, restrictions and Liens that are imposed by any Governmental Authority having jurisdiction thereon or by Law or otherwise or typical for the applicable property type and locality, provided, however, that, such Liens do not, individually or in the aggregate, materially impair current occupancy, materially detract from the value of, or materially impair the present or continued use and operation of the affected asset (and excluding in all events any Liens securing the payment of money); (e) Liens disclosed on existing title reports or existing surveys, in each case to the extent provided to Parent; (f) Liens or state of facts that would be shown on a title report, an accurate survey or a personal inspection of the property, provided, however, that, such Liens do not, individually or in the aggregate, materially impair current occupancy, materially detract from the value of, or materially impair the present or continued use and operation of the affected asset (and excluding in all events any Liens securing the payment of money); (g) exceptions disclosed by any title insurance commitment or title insurance policy for any real property owned or leased by the Company and its Subsidiaries issued by a title company and delivered or otherwise made available to Parent; (h) construction, mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s, warehouseman’s, landlords’ and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business; (i) rights of parties in possession pursuant to Company Leases disclosed to Parent; (j) licenses or other grants of rights to use Intellectual Property Rights and covenants not to sue; (k) Liens that are set forth in any permits, licenses, governmental authorizations, registrations or approvals that have been provided to Parent; (l) Liens for existing Indebtedness or liabilities as of the date hereof disclosed in the Company Disclosure Letter; (m) in the case of Leased Real Property, Liens to which the fee or other superior interest are subject; or (n) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business.

“Person” shall mean an individual, a corporation (including non-for-profit corporation), general or limited partnership, limited liability company, unlimited liability company, joint venture, association, Governmental Authority, unincorporated organization, trust or any other entity of any kind or nature.

“Placement Fee Agreement” shall mean an agreement under which the Company places player terminals and systems as well as its proprietary and other licensed game content at a customer’s facility in return for either a share of the revenues that these terminals and systems generate or for a fixed daily lease fee.

“Preferred Stock” shall have the meaning set forth in Section 4.2.

“Proceeding” shall have the meaning set forth in Section 4.12.

“Proposed Changed Terms” shall have the meaning set forth in Section 6.5(e)(ii).

“Proxy Date” shall have the meaning set forth in Section 6.2(c).

“Proxy Statement” shall have the meaning set forth in Section 6.2(a).

“Proxy Statement Clearance Date” shall mean the first date on which the SEC (or staff of the SEC) has, orally or in writing, confirmed that (a) it has no further comments on the Proxy Statement, or (b) it does not intend to review the Proxy Statement; provided, however, in the case of clause (b), the Proxy Statement Clearance Date shall not be earlier than the date which is ten (10) days following the date on which the Proxy Statement is initially filed with the SEC.

“Registration Office” shall mean the United States Patent and Trademark Office, United States Copyright Office and all equivalent foreign patent, trademark, copyright offices or other Governmental Authority.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Substances into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representatives” shall mean, with respect to any Person, any Subsidiary of such Person and such Person’s and each of its respective Subsidiaries’ directors (in their capacity as such), officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Required Financial Information” shall mean all financial and other information regarding the Company that is of the type and form customarily included in offering memoranda for private placements under Rule 144A of the Securities Act (and with such exceptions as is customary for an offering under Rule 144A of the Securities Act, including no need to (A) comply with Rules 3-09, 3-10 and 3-16 of Regulation S-X or otherwise provide separate financial statements of any Subsidiary or (B) include Compensation Discussion and Analysis required by Regulation S-K Item 402(b)) and in form and substance reasonably necessary for the Financing Sources to receive customary accountants’ comfort letters, to consummate the offerings of any debt securities contemplated by the Financing Commitment and of the type customary for one or more confidential information memoranda in connection with the Financing, together with any replacements or restatements thereof, if any such information would be unusable under customary practices for such purposes; provided, that such information shall not include, and Parent shall be solely responsible for, the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information.

“Required Gaming Approvals” shall have the meaning set forth in Section 7.1(c).

“Required Payment Amount” shall have the meaning set forth in Section 5.7(d).

“Requisite Shareholder Approval” shall have the meaning set forth in Section 4.3(a).

“Restraints” shall have the meaning set forth in Section 7.1(d).

“Restricted Award Payment” shall have the meaning set forth in Section 3.3(a)(iii).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall mean the Secretary of State of the State of Texas.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series A Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Series B Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Shareholders’ Meeting” shall have the meaning set forth in Section 6.2(c).

“Solvent” shall have the meaning set forth in Section 5.10.

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.5(h)(ii).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean any and all federal, state and local taxes of any country, tax assessments and other similar governmental charges, duties, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts (whether disputed or not), and any obligations under any Contract with any other Person with respect to such amounts, including any liability for taxes of a predecessor entity.

“Tax Return” shall mean returns, estimates, reports, claims for refund and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with the IRS or any other governmental or taxing authority.

“TBOC” shall mean the Texas Business Organizations Code.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Third Party” shall mean any Person or group other than Parent, Merger Sub and their respective Affiliates.

“Trade Secret” shall mean all proprietary, confidential and/or non-public information, and know-how, however documented, including all trade secrets within the meaning of applicable Law.

“Trademark” shall mean all (i) trademarks, service marks, logos, insignias, designs, trade dress, symbols, trade names and fictitious business names, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature (including all applications and registrations for each of the foregoing), and (ii) all goodwill associated with or symbolized by any of the foregoing.

“Total Common Merger Consideration” shall have the meaning set forth in Section 3.1(c).

ARTICLE II.

THE MERGER

Section 2.1                                    The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the TBOC, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence as the surviving entity in the Merger (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Texas.

Section 2.2                                    Merger Closing.  The closing of the Merger (the “Merger Closing”) will take place (a) at the offices of Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036 at 11:00 a.m., New York City time, on the later of (i) the second (2nd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) and (ii) the earlier of (A) a date during the Marketing Period to be specified by Parent on no fewer than two (2) Business Days’ notice to the Company and (B) the third (3rd) Business Day after the end of the Marketing Period or (b) at such other place, time or date (including by electronic effectuation) as agreed to in writing by the parties hereto.  The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

Section 2.3                                    Effective Time.  Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Merger Closing Date, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”), with respect to the Merger, in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the TBOC, to be filed with the Secretary of State and shall make all other filings and recordings required under the TBOC.  The Merger shall become effective on such date and time as the Certificate of Merger is duly filed with, and accepted by, the Secretary of State or at such later date or time as Parent and the Company shall agree and specify in the Certificate of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.4                                    Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the TBOC.  Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.5                                    Certificate of Formation and Bylaws of the Surviving Corporation.  Subject to Section 6.6, at the Effective Time, (a) the certificate of formation of the Surviving Corporation shall be amended and restated in their entirety to be identical to the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time and (b) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, in each case, (x) except that references to the name of Merger Sub shall be replaced with references to the name of the Surviving Corporation and (y) until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of formation and bylaws of the Surviving Corporation.

Section 2.6                                    Board of Directors.  Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of formation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, incapacitation, retirement, resignation or removal in accordance with the certificate of formation and bylaws of the Surviving Corporation.

Section 2.7                                    Officers.  From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law and the certificate of formation and bylaws of the Surviving Corporation or their earlier death, incapacitation, retirement, resignation or removal.

ARTICLE III.

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1                                    Effect on Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)                                 Cancellation of Treasury Stock.  Each share of Company Common Stock held by the Company as treasury stock immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b)                                 Conversion of Certain Company Securities.  Each share of Company Common Stock held by any Subsidiary of the Company, or by Parent or Merger Sub or any of their wholly owned Subsidiaries, in each case, immediately prior to the Effective Time, shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c)                                  Conversion of All Other Company Securities.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 3.1(a), converted pursuant to Section 3.1(b) or Dissenting Shares as provided in Section 3.5) shall be converted into the right to receive $36.50 in cash (the “Merger Consideration”), without interest.  For purposes of this Agreement, “Total Common Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than shares canceled pursuant to Section 3.1(a), converted pursuant to Section 3.1(b) or Dissenting Shares as provided in Section 3.5) immediately prior to the Effective Time and (y) the Merger Consideration.  Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in the first sentence of this Section 3.1(c) shall, by virtue of the Merger and without any action on the part of the holders thereof, be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.4) or Book-Entry Shares in accordance with Section 3.2(c), the Merger Consideration, without interest thereon, for each such share of Company Common Stock held by them.  Pursuant to Section 3.2(c)(ii), holders of Book-Entry Shares shall have the right to receive, in accordance with Section 3.2, the Merger Consideration without any requirement to deliver the Certificates or a letter of transmittal.

(d)                                 Conversion of Merger Sub Capital Stock.  Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation.

(e)                                  Equitable Adjustment.  If, at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable such capital stock of the Company, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration and any other similarly dependent item shall be equitably adjusted, without duplication, to reflect such change to provide the holders of shares of capital stock of the Company the same economic effect as contemplated by this Agreement prior to such event; provided, however that nothing in this Section 3.1(e)  shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement or to prevent Parent or Merger Sub from exercising any remedies that may be available to them as a result of any such change.

Section 3.2                                    Exchange of Certificates.

(a)                                 Designation of Paying Agent; Deposit of Exchange Fund.  Prior to the Effective Time, Parent shall designate a bank or trust company, the identity and the terms of appointment of which shall be reasonably acceptable to the Company (the “Paying Agent”), it being agreed by the parties that American Stock Transfer & Trust is acceptable, for the payment of the Merger Consideration as provided in Section 3.1(c).  At or prior to the filing of the Certificate of Merger with the Secretary of State, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than holders of shares to be canceled pursuant to Section 3.1(a), the Dissenting Shares as provided in Section 3.5 or converted pursuant to Section 3.1(b)) cash constituting an amount equal to the Total Common Merger Consideration (such Total Common Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”).  In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(c), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment.  Nothing contained in this Section 3.2 and no investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration.  Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) and (ii) applied promptly to making the payments pursuant to Section 3.1(c).  Except as provided in Section 3.2(d) or Section 3.2(f), the Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1.

(b)                                 As promptly as practicable following the Effective Time and in any event not later than the second (2nd ) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 3.1(c)  (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, the form and substance of which letter of transmittal and instruction shall be substantially as reasonably agreed by the Company and Parent and prepared prior to the Merger Closing.

(c)                                  Surrender Procedures.

(i)                                     Certificates.  Upon the later of the Effective Time and surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor and Parent shall cause the Paying Agent to pay in exchange therefor as promptly as practicable, the Merger Consideration pursuant to the provisions of this Article III, and the Certificates surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) and the Person requesting such payment shall pay, or cause to be paid, any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.  Except with respect to Dissenting Shares, until surrendered as contemplated by this Section 3.2(c), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 3.1(c).  No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii)                                  Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III.  In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share, the Merger Consideration.  No interest shall be paid or accrue on any cash payable upon surrender of any Book-Entry Shares.

(iii)                               Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (A) if the Merger Closing occurs at or prior to 2:00 p.m., New York City time on the Merger Closing Date, the Paying Agent will transmit to DTC or its nominees on the Merger Closing Date an amount in cash in immediately available funds equal to the number of shares of Company Common Stock held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (B) if the Merger Closing occurs after 2:00 p.m., New York City time on the Merger Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) Business Day after the Merger Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d)                                 Termination of Exchange Fund.  Any portion of the Exchange Fund which remains unclaimed by the applicable former shareholders of the Company one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Parent or the Surviving Corporation for payment of their claims for Merger Consideration in respect thereof.

(e)                                  No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof (if any).

(f)                                   Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America.  After payment of the Merger Consideration, any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

Section 3.3                                    Equity Awards.

(a)                                 Treatment of Options; Restricted Stock Units; Performance Share Awards.

(i)                                     Company Options.  As of the Effective Time, each Company Option granted prior to the date hereof and that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall automatically terminate and be canceled without any action on the part of any holder of such Company Option in consideration for the right at the Effective Time to receive in full satisfaction of the rights of such holder with respect thereto, as promptly as reasonably practicable following the Effective Time, the Option Cash Payment.  As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Company shall take the actions necessary to effectuate this Section 3.3(a)(i).  For purposes of this Agreement, “Option Cash Payment” means, with respect to any Company Option, a cash payment equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the cancellation of such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price payable per share of Company Common Stock issuable under such Company Option, without interest and less any required withholding Taxes.  For the avoidance of doubt, if the exercise price per share of any Company Option, whether vested or unvested as of the Effective Time, is equal to or greater than the Merger Consideration, then by virtue of the occurrence of the Effective Time and without any action on the part of Parent, the Company or the holder thereof, the Company Option will automatically terminate and be canceled without payment of any consideration to the holder.

(ii)                                  Company Performance Shares.  As of the Effective Time, each equity-based award that is subject to performance-based conditions (each a “Company Performance Share Award”) pursuant to any Company Plan that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall automatically terminate and be canceled without any action on the part of any holder of any such Company Performance Share Award in consideration for the right at the Effective Time to receive in full satisfaction of the rights of such holder with respect thereto, as promptly as reasonably practicable following the Effective Time, the Performance Share Award Payment.  The “Performance Share Award Payment” means, with respect to any Company Performance Share Award, a cash payment in an amount equal to the product of (A) the number of shares of Company Common Stock subject to such Company Performance Share Award (assuming achievement of the applicable performance-based conditions at the maximum level) and (B) the Merger Consideration, without interest and less any required withholding Taxes.

(iii)                               Company Restricted Stock Units.  As of the Effective Time, each Company Restricted Stock Unit granted on or prior to the date hereof that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall automatically terminate and be canceled and the holder thereof shall be entitled to receive in consideration for such cancellation and in full satisfaction of the rights of such holder with respect thereto, as promptly as reasonably practicable following the Effective Time

(except as otherwise provided in Section 3.3(a)(iv)), a cash payment equal to the Merger Consideration, without interest and less any required withholding Taxes (the “Restricted Award Payment”).

(iv)                              Manner of Making Payment.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Surviving Corporation sufficient cash funds to make all Option Cash Payments, all Restricted Award Payments and all Performance Share Award Payments, in each case, subject to and as required pursuant to this Section 3.3(a) and shall cause the Surviving Corporation to make such payments to all holders of Company Options, Company Restricted Stock Units and Company Performance Share Awards, as applicable, as promptly as practicable following the Effective Time, and in any event, within five (5) Business Days thereafter or, if later, on the earlier of any special payroll date elected by the Surviving Corporation and the first payroll date of the Surviving Corporation that occurs after the Merger Closing Date; provided that to the extent payment within such time or on such date would trigger a tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such tax or penalty.

(v)                                 New Options.  As of the Effective Time, each outstanding award of New Options shall be assumed by Parent (the “Assumed Options”) and shall be converted into a new award covering a number of shares of Parent Common Stock equal to the product of (rounded down to the next whole number of shares of Parent Common Stock) (i) the number of shares of Company Common Stock covered by the New Option award immediately prior to the Effective Time multiplied by (ii) the Equity Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock of such New Option by (y) the Equity Exchange Ratio.   Each Assumed Option shall otherwise continue to have, and be subject to, the same terms and conditions (including the vesting arrangements and other terms and conditions set forth in the applicable Company Plan and the applicable stock option agreement or other agreement) as are in effect immediately prior to the Effective Time, except that Parent shall have any and all amendment and administrative authority with respect to such Assumed Option (subject, in the case of any amendment, to any required consent of the affected holder of such Assumed Option).

(b)                                 Certain Actions.  Prior to the Merger Closing Date, the Company shall use its reasonable best efforts to (i) effectuate the provisions of Section 3.3(a), (ii) terminate all of the Company Plans other than the Company Plan(s) pursuant to which a New Option has been granted, as of the Effective Time, and (iii) ensure that any options, other equity-based awards or other rights granted or issued by the Company or any of its Subsidiaries prior to the date hereof (or promised to be granted pursuant to Contracts or offer letters entered into prior to the date hereof by which the Company or any of its Subsidiaries is party or bound) that may entitle any Person to own any capital stock of or other equity interests in Parent, the Company or any of their respective Subsidiaries prior of the date hereof or to receive any payment or other consideration in respect of the foregoing shall be canceled immediately prior to the Effective Time without any payment therefor (except for the cash payments expressly contemplated by this Section 3.3); it being understood that the intention of the parties is that, immediately following the Effective Time, except with respect to holders of New Options, no holder of any Company Option, Company Restricted Stock Unit or Company Performance Share Award or any participant in any Company Plan or other employee benefit arrangement of the Company shall have any right thereunder to acquire any capital stock (including any “phantom” stock, stock appreciation rights or other equity interest) of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries pursuant to such Company Plan, other arrangement or otherwise.

Section 3.4                                    Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit in form and substance reasonably acceptable to Parent of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if such Person owns at least 0.1% of the authorized capital stock of the Company and if required by the Surviving Corporation, the posting by such Person of a bond, in such customary and reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5                                    Dissenting Shares.  Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder, who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand, and who properly demands, appraisal of such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Sections 10.351 through 10.368 of the TBOC, as applicable, shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder of Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the applicable provisions of the TBOC (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the applicable provisions of the TBOC), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to receive the fair value of such Dissenting Shares under the TBOC. If any such holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into and become exchangeable solely for the right to receive the Merger Consideration payable in accordance with Section 3.1(b). Prior to the Effective Time, the Company shall comply, and after the Effective Time, Parent shall comply, with the information delivery and other requirements under Sections 10.355 and 10.358 of the TBOC. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the TBOC and received by the Company relating to demands for appraisal and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the TBOC. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock, or settle, or offer or agree to settle, any such demands. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.2(a) to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand; provided that Parent shall remain liable to pay the Merger Consideration with respect to such shares upon withdrawal of the demand for, or loss of the right to, appraisal for such shares. Each shareholder who, pursuant to Sections 10.351 through 10.368 of the TBOC, as applicable, becomes entitled to payment of the fair value of any Dissenting Shares will receive payment therefor from the Surviving Corporation (but only after the value therefor has been agreed upon or finally determined pursuant to such applicable section).

Section 3.6                                    Withholdings.  Parent, the Company, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any payment of Merger Consideration, any Option Cash Payment, any Performance Share Award Payment and any Restricted Award Payment, as applicable, and any amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Options, Company Performance Share Awards or Company Restricted Stock Units such amounts as Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law.  To the extent that amounts are so withheld and timely paid over to the appropriate taxing authority by Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.7                                    Transfers; No Further Ownership Rights.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no registration of transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If Certificates are presented to the Surviving Corporation or Parent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 3.1(c), for each share of Company Common Stock formerly represented by such Certificates.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except to the extent as (i) disclosed in any form, report, schedule, statement or other document (including all amendments thereto) filed with, or furnished to, the SEC by the Company, since October 1, 2012 and publicly available prior to the date hereof (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements, any other disclosures included in any such form, report, schedule, statement or other document to the extent they are predictive or forward-looking in nature) (provided that in no event shall any disclosure in any such form, report, schedule, statement or other document qualify or limit the representations and warranties of the Company set forth in Sections 4.2(a), 4.3 or 4.26) or (ii) disclosed in the corresponding section of the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other representation and warranty), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1                                    Organization and Qualification; Subsidiaries.  Each of the Company and its Subsidiaries is a corporation or legal entity duly organized or formed, validly existing and (to the extent applicable) in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate or similar entity power and authority to conduct its business as it is now being conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign entity to do business, and (to the extent applicable) is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not constitute, individually or in the aggregate, a Company Material Adverse Effect.  The copies of the Amended and Restated Articles of Incorporation of the Company, as amended to date (the “Charter”), and Seventh Amended and Restated Bylaws of the Company, as amended to date (the “Bylaws”), in each case, as most recently filed with the Company SEC Documents, are, in each case, true, complete and correct copies of such documents.

Section 4.2                                    Capitalization; Subsidiaries.  (a)  As of the date hereof, the authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock, 1,800,000 shares of the Company’s Series A preferred stock, par value $0.01 per share (the “Series A Preferred Stock”), and 200,000 shares of the Company’s Series B preferred stock, par value $0.01 per share (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Preferred Stock”).  As of September 5, 2014, (i) 38,592,428 shares of Company Common Stock were issued and 29,696,348 shares of Company Common Stock were outstanding, (ii) no shares of Preferred Stock were issued and outstanding, and (iii) 8,896,080 shares of Company Common Stock were held in treasury.  As of September 5, 2014, there were 2,714,456 shares of Company Common Stock reserved for issuance under Company Plans (including, as of September 5, 2014, outstanding Company Options to purchase 1,671,292 shares of Company Common Stock, 345,793 shares subject to outstanding Company Restricted Stock Units, and 192,500 shares subject to Company Performance Share Awards).  Except as set forth above, as of September 5, 2014, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding.  As of September 5, 2014, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of the Company may vote were issued and outstanding.  All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, issued in compliance with all applicable Laws concerning the issuance of securities and the Charter and not subject to preemptive rights.  Section 4.2(a) of the Company Disclosure Letter sets forth, as of September 5, 2014, a true, correct and complete list of the Company Options, Company Restricted Stock Units, Company Performance Share Awards and other equity-based awards outstanding under any Company Plan, including the holder, date of grant, the term (if any), the number of shares of Company Common Stock issuable or amount payable thereunder, and the expiration date and exercise or conversion price relating thereto, if any.

(b)                                 Except as set forth in Section 4.2(a) and except as expressly permitted under Section 6.1, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or Contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or any other equity or equity based awards, whether settled in cash or other property, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract.  Except as set forth in Section 4.2(a), there are no obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of or equity interests in the Company or any Subsidiary of the Company.

(c)                                  Except as would not be material to the Company and its Subsidiaries, taken as a whole, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are legally and beneficially owned by the Company or one or more wholly owned Subsidiaries of the Company, free and clear of all Liens.

(d)                                 As of the date hereof, the aggregate principal balance of the Company and its Subsidiaries under the Credit Facility, plus any other indebtedness for borrowed money of the Company and its Subsidiaries, together with any accrued and unpaid interest (but excluding any breakage costs), is not more than $26,825,000.

(e)                                  All Company Options and other equity-based awards under the Company Plans have been granted in all material respects in compliance with the terms of the applicable Company Plans, with applicable Laws, and with the applicable provisions of the Company’s articles of incorporation and bylaws as in effect at the time of the applicable grant.

(f)                                   Except as would not be material to the Company and its Subsidiaries, taken as a whole, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and not subject to preemptive rights.

(g)                                  Each Company Option has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant.

(h)                                 As of the date of this Agreement, the Company does not, directly or indirectly, own any capital stock or other equity interest in any Person other than the Subsidiaries of the Company.

Section 4.3                                    Authority Relative to Agreement.  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject solely in the case of the Merger to obtaining, at the Shareholders’ Meeting, the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon at the Shareholders’ Meeting in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “Requisite Shareholder Approval”).  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Merger (other than, with respect to the consummation of the Merger, the receipt of the Requisite Shareholder Approval, as well as the filing of the Certificate of Merger with the Secretary of State).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b)                                 The board of directors of the Company (the “Company Board”), by resolutions adopted at a meeting duly called and held, has, subject to the terms and conditions of this Agreement, (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company, (ii) approved and adopted this Agreement, (iii) approved the Merger and the other transactions contemplated by this Agreement and (iv) resolved to recommend that the shareholders of the Company approve this Agreement (the “Company Board Recommendation”) and directed that such matter be submitted for the consideration of the shareholders of the Company at the Shareholders’ Meeting, which resolutions have not been rescinded, modified or withdrawn in any way except as permitted by Section 6.5.

Section 4.4                                    No Conflict; Required Filings and Consents.  (a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s performance of its obligations hereunder will (i) subject to obtaining the Requisite Shareholder Approval, conflict with or violate the Charter or Bylaws or other similar governing documents of any of the Company’s Subsidiaries, (ii) assuming the consents, registrations, filings, notices, approvals and authorizations specified in Section 4.4(b) have been obtained or made and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law or injunction applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) violate, conflict with or result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Contract to which the Company or any of its Subsidiaries is party or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, other than, in the case of clauses (ii) and (iii), any such violation, breach, default, right, termination, amendment, acceleration, cancellation or Lien that would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s performance of its obligations hereunder, will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) compliance with, and the filing of a premerger notification and report form by the Company under, the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (“Foreign Antitrust Laws” and, together with the HSR Act, “Antitrust Laws” and any such Law singularly, “Antitrust Law”), (iii) the filing of the Certificate of Merger with the Secretary of State, any other filings required under the TBOC with the Secretary of State, as applicable, and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) the consents, registrations, approvals, findings of suitability, licenses, declarations, notices or filings required to be made, given or obtained under Gaming Laws in connection with this Agreement, the consummation of the Merger or any other transactions contemplated by this Agreement (collectively, “Gaming Approvals”), (v) any filings required under the rules of NASDAQ, (vi) compliance with any applicable foreign or state securities or blue sky laws, and (vii) such other consents, approvals, authorizations or permits, filings or notifications, the failure of which to have, make or obtain, as applicable, would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  None of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective officers, directors or Affiliates who is or will be required to be licensed or found suitable under applicable Gaming Laws in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, has ever been denied a gaming license, approval, or related finding of suitability by any Gaming Authority, or had any gaming license or approval revoked or suspended.  As of the date of this Agreement, to the Knowledge of the Company, there are no facts or circumstances with respect to the Company, its Subsidiaries or any of their respective Affiliates insofar as such Affiliate-owned interest would be attributable to the Company or any of its Subsidiaries under any applicable Gaming Law, that would prevent or materially delay receipt of any Gaming Approvals.

Section 4.5                                    Permits and Licenses.  The Company and its Subsidiaries have all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, findings of suitability and orders of or from a Governmental Authority (including all those granted or obtained under Gaming Laws) necessary for the Company and its

Subsidiaries to own, lease and operate their respective assets and carry on their respective businesses as such businesses are now being conducted (the “Company Permits”).  Section 4.5 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all such material Company Permits.  All such material Company Permits are in full force and effect.  Neither the Company nor any of its Subsidiaries has received any written notice since October 1, 2012 from any Governmental Authority threatening to suspend, revoke, withdraw, modify in any material and adverse respect or limit any Company Permit. To the Knowledge of the Company, as of the date of this Agreement, there are no circumstances or conditions providing grounds for any suspension, revocation, termination, amendment, non-renewal, adverse modification, cancellation or withdrawal of any material Company Permit other than to the extent resulting from, directly or indirectly, (a) the negotiation, execution or announcement of this Agreement or the transactions contemplated hereby (including the impact of any of the foregoing on relationships with customers, suppliers, service providers, licensors, employees or regulators (including any Gaming Authority)) or (b) changes, effects, developments or circumstances to the extent arising from or relating to the identity of Parent or Merger Sub or Parent’s ability to obtain the Gaming Approvals.

Section 4.6                                    Compliance with Laws.  (a) The Company and its Subsidiaries are in compliance with, and have not received written notice of any default or violation of, any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, in each case except for instances of non-compliance, default or violation that would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 The Company and its Subsidiaries are in material compliance with, and have not received written notice of any material default or violation of, any material Gaming Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

(c)                                  Neither the Company nor its Subsidiaries has material obligations with respect to the protection of any personally identifiable information from any Third Party other than employees.

(d)                                 Since October 1, 2012, the Company has been and is in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 4.7                                    Company SEC Documents; Financial Statements.  (a) Since October 1, 2012, the Company has filed with the SEC all forms, documents and reports required under the Exchange Act or the Securities Act to be filed or furnished by the Company with the SEC (the forms, documents, and reports filed with the SEC, including any amendments thereto since the date of their filing, the “Company SEC Documents”).  As of their respective filing dates, or, if amended or restated after the date of filing, as of the date of the last such amendment or applicable subsequent filing, the Company SEC Documents (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading, provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.  The Company has made available to Parent copies of all comment letters received by the Company from the SEC since October 1, 2012 and relating to the Company SEC Documents, together with all written responses of the Company thereto.  As of the date of this Agreement, to the Knowledge of the Company, (i) there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC and (ii) none of the Company SEC Documents is the subject of any ongoing review by the SEC.  None of the Company’s Subsidiaries is, or since October 1, 2012 has been, required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)                                 The consolidated financial statements (including all related notes and schedules) of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and the Company’s Quarterly Reports on Form 10-Q for the periods ended December 31, 2013, March 31, 2014 and June 30, 2014 fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations, consolidated cash flows and (except in the case of the Company’s Quarterly Report filings with the SEC on Form 10-Q) changes in shareholders’ equity for the respective periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, for normal year-end audit adjustments and for any other adjustments described therein, including in any notes thereto) in conformity with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c)                                  Since October 1, 2012, (i) neither the Company nor any of its Subsidiaries has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002, as amended.

Section 4.8                                    Information Supplied.  To the Knowledge of the Company, none of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.  No representation or warranty is made by the Company as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made or incorporated by reference in the Proxy Statement based on information derived from Parent’s public SEC filings or supplied by Parent, Merger Sub or any of their respective Representatives expressly for inclusion or incorporation by reference in the Proxy Statement.

Section 4.9                                    Disclosure Controls and Procedures; Internal Controls over Financial Reporting.  The Company (a) has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (b) since October 1, 2012 to the date of this Agreement, has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any “significant deficiencies” or “material weakness” in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  As and to the extent described in the Company SEC Documents, the Company and the Subsidiaries of the Company have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

Section 4.10                             Absence of Certain Changes or Events.  Since March 31, 2013, and to the date of this Agreement, (a) there has not been any change, effect, development or circumstance that would constitute, individually or in the aggregate, a Company Material Adverse Effect and (b) except for matters in connection with the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice.

Section 4.11                             No Undisclosed Liabilities.  Except (a) as and to the extent reflected or reserved against in the Company’s most recent consolidated balance sheet or the notes thereto included in the Company SEC Documents filed prior to the date of this Agreement, (b) for liabilities or obligations incurred in the ordinary course of business since the date of such balance sheet, (c) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (d) for liabilities or obligations that would not constitute, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether due or to become due, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries.

Section 4.12                             Absence of Litigation.  Section 4.12 of the Company Disclosure Letter contains a true, correct and complete list of all material Proceedings to which the Company or any of its Subsidiaries is a party as of the date of this Agreement.  There is no material claim, suit, action, litigation, arbitration, mediation, proceeding or investigation (other than regulatory, licensing or other similar investigations of the Company or its Subsidiaries in the ordinary course) (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.  To the Knowledge of the Company, (x) no officer or director of the Company or any of its Subsidiaries is a defendant in any Proceeding in connection with his or her status as an officer or director of the Company or any of its Subsidiaries, and (y) no such Proceeding is threatened, in either case that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order.

Section 4.13                             Environmental Matters.  Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by such entities of all Environmental Permits to conduct its business as it is now being conducted, and compliance with the terms and conditions thereof), (b) all such Environmental Permits are in full force and effect, and all applications, notices or other documents have been timely filed as required to effect timely renewal, issuance or reissuance of such Environmental Permits, (c) there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (d) since October 1, 2012, the Company and its Subsidiaries have not caused or permitted and, to the Knowledge of the Company, are not otherwise liable for any Releases of Hazardous Substances on, at, in or underneath any property, whether or not currently owned or leased by the Company or any of its Subsidiaries.  The representations and warranties made in this Section 4.13 are the sole and exclusive representations and warranties of the Company in this Agreement with respect to Environmental Laws, Environmental Permits, Environmental Claims, Releases and Hazardous Substances.

Section 4.14                             Employee Benefit Plans.  (a) Section 4.14(a) of the Company Disclosure Letter lists the name of each material Company Benefit Plan (other than (i) Company Benefit Plans maintained or contributed to for the benefit of any current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries located outside the United States that are customary in such jurisdictions, or (ii) Company Benefit Plans mandated by applicable Law).  For such Company Benefit Plans, the Company has made available to Parent copies of the following:  (i) the most recent Company Benefit Plan document and all amendments thereto; (ii) the most recent annual report on Form 5500 filed with respect to each Company Benefit Plan (if required by applicable Law) and the most recent actuarial report in respect of any Company Benefit Plan that is a single employer pension plan subject to Title IV of ERISA; (iii) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (iv) the most recent IRS determination, notification, or opinion letter, if any, received with respect to each applicable Company Benefit Plan; and (v) each trust agreement, insurance Contract, annuity Contract, or other funding arrangement in effect as of the date hereof and relating to any Company Benefit Plan.  Except as specifically set forth in the foregoing documents made available to Parent or as set forth in Section 6.1 of the Company Disclosure Letter, there are no material amendments to any Company Benefit Plan that have been adopted or approved, and neither the Company nor any of its Subsidiaries has undertaken to make any material amendments or to adopt or approve any new Company Benefit Plan.

(b)                                 Each Company Benefit Plan (i) has been established, operated and administered in accordance with its terms and applicable Law, including ERISA and the Code, except for instances of noncompliance that would not constitute, individually or in the aggregate, a Company Material Adverse Effect and (ii) all contributions, premiums and other payments required to be made with respect to each Company Benefit Plan have been made on or before their due dates under applicable Law and the terms of such Company Benefit Plan or, to the extent not required to be made or paid on or prior to the date hereof, have been fully reflected on the Company’s financial statements in accordance with GAAP, except, in both cases, where failure to do so would not constitute, individually or in the aggregate, a Company Material Adverse Effect.  There are no pending or, to the Knowledge of the Company, threatened investigations by any Governmental Authority, termination proceedings or other claims (except claims for benefits in the ordinary course) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan, in each case, other than any such investigations, proceedings, or claims that would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  No Company Benefit Plan is a Multiemployer Plan nor is any Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.  No liability under Title IV or Section 302 of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and other than liabilities that would not constitute, individually or in the aggregate, a Company Material Adverse Effect.  None of the Company, any of its Subsidiaries or any other Person that, together with the Company or any of its Subsidiaries, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company, an “ERISA Affiliate”), is now contributing to or has any liability to, or has at any time within the past six (6) years (and in the case of any such other Person, only during the period within the past six (6) years that such other Person was an ERISA Affiliate) contributed to or had any liability to (i) a “pension plan” (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a Multiemployer Plan; or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(d)                                 Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code or any similar provision of non-U.S. law, and the trust (if any) forming a part thereof, has received a favorable determination or opinion letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code or has satisfied the applicable requirements for qualification outside the United States, and, to the Knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that would constitute, individually or in the aggregate, a Company Material Adverse Effect on such qualification or tax-exempt status.

(e)                                  No Company Benefit Plan provides post-termination welfare benefits, and neither the Company nor any of its Subsidiaries has any obligation to provide any post-termination welfare benefits, in each case, other than (i) health care continuation as required by Section 4980B of the Code, ERISA or similar Law of any state or foreign jurisdiction and at no expense to the Company or any of its Subsidiaries (other than any associated administrative expense); (ii) coverage through the end of the calendar month in which a termination of employment occurs; (iii) applicable worker’s compensation laws; or (iv) individual conversion rights under applicable group health or life insurance plans or any other Company Benefit Plan.

(f)                                   Neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Benefit Plan or any trust or loan related to any Company Benefit Plans that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase the amount or value of, or any payment or benefits or obligation to fund benefits with respect to any Person or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

(g)                                  Neither the Company nor any of its Subsidiaries has any obligation to indemnify, hold harmless or gross-up any individual with respect to any Tax, penalty or interest under Section 280G or 409A of the Code.

(h)                                 Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, all Foreign Benefit Plans (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for specific tax treatment, meet all the requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 4.15                             Intellectual Property.  (a) Section 4.15(a) of the Company Disclosure Letter sets forth a list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright applications and registrations, and (iv) Internet domain names registered or pending with any Governmental Authority; in each case, owned (unless indicated otherwise in Section 4.15(a) of the Company Disclosure Letter) by the Company or any of its Subsidiaries, as of the date hereof (“Company Registered IP”); indicating with respect to all items listed in items (i) through (iii), where applicable, the jurisdiction in which each of the items of Company Registered IP has been applied for, issued or registered, the application/registration number and the current owner of record.  To the Company’s Knowledge, the foregoing registrations are in effect, valid, enforceable and subsisting (unless indicated otherwise in Section 4.15(a) of the Company Disclosure Letter).  Except as otherwise indicated in Section 4.15(a) of the Company Disclosure Letter, the Company and its Subsidiaries exclusively own the applications included in the Company Registered IP and exclusively own all right, title and interest in, to and under the registrations included in the Company Registered IP free and clear of any Liens other than Permitted Liens.

(b)                                 As of the date of this Agreement, no current or former employee has challenged, and, to the Company’s Knowledge, no circumstances exist which could reasonably be expected to lead to any such employee challenging, the Company’s ownership of any material Owned Company IP.

(c)                                  The Company and its Subsidiaries (i) own all right, title and interest in, to and under or (ii) have the valid right or license to use, and to the extent applicable, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, perform, display, license and dispose of all material Intellectual Property Rights as currently used or exploited by the Company and its Subsidiaries in the business of the Company or any of its Subsidiaries or the Company Products or Services, in each case, free and clear of all Liens other than Permitted Liens.

(d)                                 None of the Company Owned IP is subject to any Order restricting in any material manner the use, distribution, transfer, licensing or other exploitation by the Company or any of its Subsidiaries of any material Company Owned IP or the Company’s (or its applicable Subsidiary’s) ownership thereof.

(e)                                  The conduct of the business of the Company and its Subsidiaries, as currently conducted, and as has been conducted in the past six (6) years, does not infringe, violate or misappropriate and has not infringed, violated or misappropriated upon any Intellectual Property Rights of any other Person, except for any such infringement, violation or misappropriation that would not constitute, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received in the past six (6) years any written charge, complaint, claim, demand or notice, nor is there any pending or, to the Company’s Knowledge, threatened action or other Proceeding, alleging any such infringement, violation or misappropriation by the Company or any of its Subsidiaries, that has not been settled or otherwise fully resolved, except for any such infringement, violation or misappropriation that would not constitute, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no other Person has infringed, violated or misappropriated any Company Owned IP in the past six (6) years, except for any such infringement as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, and none of the Company or any of its Subsidiaries has sent any written charge, complaint, claim, demand or notice alleging such infringement, violation or misappropriation in the past six (6) years, except for any such infringement, violation or misappropriation as would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

(f)                                   Each of the Company and its Subsidiaries has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of material Trade Secrets included in the Company Owned IP.

(g)                                  As used in this Section 4.15(g), “Open Source Materials” means any software that is licensed, distributed or conveyed under a Contract (an “Open Source License”) that requires as a condition of its use, modification or distribution that it, or other software into which such software is incorporated or with which such software is distributed or that is derived from such software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract; Open Source Materials includes software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source

License, the Sun Industry Standards License, the BSD License, a Microsoft Shared Source License, the Common Public License, the Apache License, and any license listed at www.opensource.org.  The Company has not distributed, licensed or otherwise used any Open Source Materials in any manner, including by statically linking Open Source Materials with other software, that has resulted or will result in any material proprietary software owned or (other than Open Source Materials themselves, which are not materially modified from what is currently generally publically available in a manner that would include in such Open Source Materials source code that has material independent value and that was developed by or on behalf of the Company or its Subsidiaries, and such inclusion would have the effect thereon described in clauses (i) or (ii) of this sentence) used under license by the Company or its Subsidiaries, including any material game theme software or operating system software used in its electronic gaming devices or its gaming systems, being required to be (i) disclosed or distributed in source code form or (ii) delivered at no charge or otherwise being dedicated to the public.

(h)                                 To the Company’s Knowledge, none of the Company Products or Services or information technology systems contains any material “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”).  The Company and its Subsidiaries have taken commercially reasonable precautions to protect the Company Products and Services and its information technology systems and networks from Malicious Code.  To the Company’s Knowledge, there have been no breaches of security that resulted in a disclosure of any material Trade Secrets of the Company or its Subsidiaries.  The Company and its Subsidiaries are in compliance in all material respects with all applicable Law regarding the security of the Company Products and Services and of the information technology systems of the Company and its Subsidiaries.

(i)                                     This Section 4.15 constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement or other violation of any Intellectual Property Rights of any other Person.

Section 4.16                             Taxes.  Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect:

(a)                                 All Tax Returns required by applicable Law to be filed with any taxing authority by, or on behalf of, the Company or any of its Subsidiaries have been duly filed when due (including valid extensions) in accordance with all applicable Laws and such Tax Returns are true, correct and complete;

(b)                                 The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate taxing authority all Taxes due and payable or required by applicable Law to be withheld and remitted (whether or not shown on any Tax Return), or (i) where payment is not yet due, has established an adequate accrual in accordance with GAAP or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established an adequate reserve in accordance with GAAP;

(c)                                  There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens;

(d)                                 There is no audit, examination, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax of the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than an extension of time to file a Tax Return entered into in the ordinary course) or has made any request in writing for any such extension or waiver, in each case, that has not since expired;

(e)                                  Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation”(within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement;

(f)                                   Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” or a “listed transaction” as defined in Section 6707A(c)(1) or (2) of the Code and Treasury Regulation §1.6011-4(b) or any similar transaction under any similar Tax Law;

(g)                                  Since January 1, 2010, no written claim has been made by any taxing authority in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that it or such Subsidiary thereof is, or may be, subject to Tax by that jurisdiction;

(h)                                 Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing Contract other than (i) Contracts solely among the Company and its Subsidiaries and (ii) customary Tax indemnification provisions in Contracts where the primary purpose of any such Contract does not relate to Taxes;

(i)                                     Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) beginning after the Merger Closing Date as a result of: (i) a change in method of accounting for a taxable period ending on or prior to the Merger Closing Date that is still open or for which the statute of limitations has not yet expired; (ii) a “closing agreement” as described in Section 7121 of the Code or any corresponding or similar provision of state, local or foreign income Tax Law or a gain recognition agreement under Section 367 of the Code or any corresponding or similar provision of state, local or foreign income Tax Law or a Tax holiday, exemption or other similar agreement with a Taxing authority, in each case, executed on or prior to the Merger Closing Date; (iii) an installment sale or open transaction disposition made on or prior to the Merger Closing Date; or (iv) a prepaid amount received on or prior to the Merger Closing Date, except for such amounts received in the ordinary course of business;

(j)                                    Neither the Company nor any of its Subsidiaries nor any predecessor of the Company or any of its Subsidiaries is and has ever been a member of an affiliated group within the meaning of Section 1504 of the Code (other than a group the common parent of which is or was the Company).  Neither the Company nor any of its Subsidiaries has any liability for, or any indemnification or reimbursement obligation with respect to, Taxes of any person (other than any member of an affiliated group the common parent of which is or was the Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision under foreign, state or local law), (ii) as transferee or successor, or (iii) otherwise; and

(k)                                 Neither the Company nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, and the Company and each Subsidiary has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

Section 4.17                             Material Contracts.  (a) Section 4.17 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each Company Material Contract, a true, correct and complete copy of which has been made available to Parent.  For purposes of this Agreement, “Company Material Contract” means any Contract, other than a Company Benefit Plan, to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or affected that:

(i)                                     constitutes, or would be required to be filed by the Company as, a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)                                  creates (or governs the operation of) a joint venture, strategic alliance or partnership that is material to the operation of the Company and its Subsidiaries, taken as whole;

(iii)                               is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement which has not yet been consummated;

(iv)                              is a Contract, other than a purchase order, with any supplier or vendor to the Company or its Subsidiaries and involves payments by the Company or its Subsidiaries to such supplier or vendor, individually or in the aggregate, in excess of $5,000,000 per year;

(v)                                 is a Contract (A) that is a Placement Fee Agreement, (B) that is a material take-or-pay Contract, (C) with a sole-source supplier (excluding purchase orders) or (D) that is a development agreement, in each case, that would reasonably be expected to result in payments in excess of $3,000,000 per year;

(vi)                              is a Contract that has resulted in payments or receipts in excess of $3,000,000 per year in the fiscal year ended September 30, 2013 or that is expected to result in payments or receipts in excess of $3,000,000 per year in subsequent years;

(vii)                           with respect to any acquisition or disposition pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations;

(viii)                        relates to (A) Indebtedness having an outstanding principal amount in excess of $1,000,000, other than any such Contract solely among the Company and any of its wholly owned Subsidiaries or among any of such Subsidiaries, or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $1,000,000;

(ix)                              other than Brand/IP License Agreements, obligates the Company or any of its Subsidiaries to make any future capital commitment or capital expenditures (including pursuant to any development project or joint venture) in excess of $2,000,000 in any year;

(x)                                 other than customer Contracts entered into in the ordinary course, obligates the Company or any of its Subsidiaries to provide indemnification or a guarantee that would reasonably be expected to result in payments in excess of $2,000,000;

(xi)                              constitutes (A) a material Brand/IP License Agreement (other than with respect to licenses for commercially available software or hardware), or (B) any other material Contract pursuant to which the Company or any of its Subsidiaries grants a license or right to use or exploit (including by means of a covenant not to sue) any Company Owned IP (other than customer contracts entered into in the ordinary course of business consistent with past practice);

(xii)                           (A) other than any Contract that would otherwise be included in this clause solely because it requires the Company and its Subsidiaries to operate only in a geographic location where wager-based gaming is permitted by Law, or with a person properly licensed to sell or otherwise place wager-based games, any Contract that prohibits the Company or any of its Subsidiaries from (1) engaging or competing in any line of business, in any geographical location or with any Person or (2) selling any products or services (including Company Products or Services) of or to any other Person or in any geographic region (other than, for the avoidance of doubt, licenses, agreements and approvals with vendors, suppliers and licensors that by their terms provide for the sale of products or provision of services by the Company and its Subsidiaries in specific jurisdictions), in each case to the extent such restrictions or prohibitions are material to the Company and its Subsidiaries, taken as a whole or (B) any material Contract with a distributor or other third party serving a similar function or purpose with respect to a material gaming jurisdiction;

(xiii)                        involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole; or

(xiv)                       is a Material Company Lease.

(b)                                 Neither the Company nor any Subsidiary of the Company is in breach of or default (nor, to the Knowledge of the Company, is there any condition or event which, with notice or lapse of time or both, would constitute such a breach or default) under the terms of any Company Material Contract.  To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default (nor, to the Knowledge of the Company, is there any condition or event which, with notice or lapse of time or both, would constitute such a breach or default) under the terms of any Company Material Contract.  Each Company Material Contract is a valid and binding obligation of, and enforceable in accordance with its terms against, the Company or the relevant Subsidiary party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally.  Neither the Company nor any of its Subsidiaries has received any written notice of any breach or default under any Company Material Contract.

Section 4.18                             Real Property. (a) Neither the Company nor any of its Subsidiaries owns any real property.

(b)                                 Section 4.18(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of the real property covered by the Company Leases (the “Leased Real Property”), including a street address or other description of the premises leased and the Company or Subsidiary that leases the same.  Copies of all Company Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) have been made available to Parent.  Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) the Company or one of its Subsidiaries has a good and valid leasehold interest in each Material Company Lease, free and clear of all Liens (other than Permitted Liens), (ii) each Material Company Lease is valid, binding and in full force and effect and is the valid and binding obligation of the Company or Subsidiary that is a party thereto and, to the Knowledge of the Company, the other party (or parties) thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and (iii) in the case of Material Company Leases where the Company or any of its Subsidiaries is a tenant, sub-tenant or occupant, all rent and other sums and charges payable by the Company or any of its Subsidiaries are current.  Neither the Company nor any of its Subsidiaries has received any written notice of any material event of default under any of the Material Company Leases, nor to the Knowledge of the Company is there any condition or event which, with notice or lapse of time or both, would constitute a material or uncured default or termination event under a Material Company Lease.

(c)                                  Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries owns or leases all of the material tangible personal property shown to be owned or leased by the Company or any of its Subsidiaries reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Documents.

Section 4.19                             Labor Matters.  (a)  Except as set forth on Schedule 4.19 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with a labor union in the United States or any agreement (other than agreements applicable by Law) with any works council, labor union, employee association or other similar labor organization outside the United States.  Neither the Company nor any of its Subsidiaries is the subject of any proceeding before the National Labor Relations Board or any similar labor regulatory body or other Governmental Authority outside the United States relating to any assertion that the Company or any of its Subsidiaries has committed an unfair labor practice, or any other complaint or grievance, or seeking to compel the Company or any of its Subsidiaries to bargain with any labor union, employee association or other similar labor organization, nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past two years, any labor strike, walkout, work stoppage, or lockout involving the Company or any of its Subsidiaries, except for any such (i) proceeding, the outcome of which would not constitute, individually or in the aggregate, a Company Material Adverse Effect; or (ii) labor strike, walkout, work stoppage, or lockout which would not constitute, individually or in the aggregate, a Company Material Adverse Effect.  As a result of the transactions contemplated by this Agreement, except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (a) are not required to provide notification to or engage in consultation with, or (b) will provide any required notification to or engage in consultation with, any labor union, employee association, works council or other similar labor organization.  No labor union, employee association, works council or other similar labor organization has made a demand against the Company or any of its Subsidiaries for recognition with respect to representation of any current or former employee of the Company or any Subsidiary of the Company or any group of such employees; and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in relation to any such employees.

(b)                                 Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, with respect to any current or former employees of the Company or any of its Subsidiaries that currently work or reside, or have worked or resided, in Mexico, there has been no written notice of any employment- or labor-related actions, suits, charges, claims, complaints, labor disputes or grievances against the Company or any of its Subsidiaries (including the following:  (i) payment of all salaries, vacation, vacation premiums, year-end bonuses (aguinaldos) and severance; (ii) payment of the mandatory contributions to the Mexican Institute of Social Security (Instituto Mexicano del Seguro Social); (iii) payment of the mandatory contributions to the National Workers Housing Institute (Instituto del Fondo Nacional para la Vivienda de los Trabajadores); and (iv) payment of the mandatory contributions to the Retirement Savings System (Sistema de Ahorro para el Retiro)).

Section 4.20                             Insurance.  The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice.  The Company and its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies.  Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, any of the Company or any of its Subsidiaries.  To the Knowledge of the Company, all material claims of the Company and its Subsidiaries under any insurance policy maintained by the Company or any of its Subsidiaries have been reported to the applicable insurer.

Section 4.21                             Suppliers and Customers.  Section 4.21 of the Company Disclosure Letter sets forth the names of the 10 largest customers of the Company and its Subsidiaries (as measured by billings for the twelve-month period ended on June 30, 2014) and the 10 largest suppliers and/or vendors of the Company and its Subsidiaries (as measured by aggregate cost of items or services purchased for the twelve-month period ended on June 30, 2014).  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (a) has been notified of any (i) dispute with any such customer, supplier or vendor or (ii) breach of any Contract with such party by the Company or its Subsidiaries, that, in either case, would be material and adverse to the Company and its Subsidiaries, taken as a whole, or (b) has been notified by any such customer, supplier or vendor that it intends or is threatening to terminate or otherwise materially and adversely alter the terms of its business with the Company or any of its Subsidiaries.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has notified any such customer, supplier or vendor of any material dispute or material breach of any such Contract by such customer, supplier or vendor.

Section 4.22                             Questionable Payments.  Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective Representatives acting or purporting to act on behalf of the Company; provided, that, with respect to Representatives other than directors, officers or employees of the Company, such Representatives were acting with intent to benefit the Company) has (a) used or is using any corporate funds or other assets for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (b) violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (d) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.23                             Voting Requirements.  Assuming the accuracy of the representation contained in Section 5.11, the Requisite Shareholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary under the Charter and Bylaws and by Law (including the TBOC) for the Company to consummate the transactions contemplated hereby (including the Merger).

Section 4.24                             Opinion of Financial Advisor.  The Company Board has received the oral opinion of Wells Fargo Securities, LLC to the effect that, as of the date of this Agreement and based upon and subject to the factors and assumptions set forth in its written opinion, the Merger

Consideration to be paid to the holders of shares of outstanding Company Common Stock (other than Parent and its Affiliates or any holder who has properly exercised statutory appraisal rights), pursuant to this Agreement is fair from a financial point of view to such holders.

Section 4.25                             Takeover Statutes.  Assuming the accuracy of the representation contained in Section 5.11, the action of the Company Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 21.604 of the TBOC) as set forth in Section 21.606 of the TBOC and the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state (any such Law, an “Anti-Takeover Law”); and it has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning any Anti-Takeover Law or other related provisions and no other state anti-takeover statute or regulation, any takeover-related provision in the Charter or Bylaws, nor any shareholder rights plan or similar agreement is applicable to Parent, this Agreement or the Merger that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger.

Section 4.26                             Brokers.  No broker, finder or investment banker (other than Wells Fargo Securities, LLC) is entitled to any brokerage, finder’s or other fee or commission from the Company or any of its Subsidiaries in connection with the Merger and any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.27                             No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article IV, none of the Company, any of its Affiliates nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.  Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement (the “Electronic Data Room”), teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV.  Except with respect to the representations and warranties of Parent and Merger Sub expressly set forth in Article V or otherwise in this Agreement, there is and has been no reliance by the Company, its Affiliates or any of their respective Representatives on any express or implied representation or warranty of Parent or Merger Sub in connection with the transactions contemplated hereby.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the corresponding section of the separate disclosure letter which has been delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article V for which it is reasonably apparent on its face that such information is relevant to such other representation and warranty), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1                                    Organization and Qualification; Subsidiaries.  Each of Parent and Merger Sub is a corporation duly organized or formed, validly existing and (to the extent applicable) in good standing, under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to conduct its business as it is now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and (to the extent applicable) is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not constitute, individually or in the aggregate, a Parent Material Adverse Effect.  True and correct copies of the organizational or governing documents of Parent and Merger Sub (the “Parent Organizational Documents”) have previously been provided to the Company.

Section 5.2                                    Authority Relative to Agreement.  Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger and the Financing.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger and the Financing, have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub (and, with respect to Merger Sub, by its sole shareholder), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Merger and the Financing (other than, with respect to the consummation of the Merger, the filing of the Certificate of Merger with the Secretary of State).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.3                                    No Conflict; Required Filings and Consents.  (a) None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Merger and the Financing, or performance of their obligations hereunder will (i) conflict with or violate the Parent Organizational Documents, (ii) assuming the consents, registrations, filings, notices, approvals and authorizations specified in Section 5.3(b), including all Gaming Approvals, have been obtained or made and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than, in the case of the Financing, any Lien required or permitted thereunder) on any of the properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, other than, in the case of clauses (ii) and (iii), for any such violation, breach, default, right, termination, amendment, acceleration, or cancellation that would not constitute, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Merger and the Financing, or performance of their obligations hereunder will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) compliance with, and the filing of a premerger notification and report form by the Company under, the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under applicable Foreign Antitrust Laws, (iii) the filing of the Certificate of Merger with the Secretary of State, the other filings required under the TBOC with the Secretary of State and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such material licenses, approvals, consents, registrations, qualifications, declarations, notices or filings as are required to be made or obtained under applicable Gaming Laws, which material consents, registrations, declarations, notices or filings, assuming the accuracy of the Company’s representations and warranties set forth in Section 4.5, are set forth in Section 5.3(b) of the Parent Disclosure Letter, (v) any filings required under the rules of NYSE, and (vi) such other consents, approvals, authorizations or permits, filings or notifications, the failure of which to have, make or obtain, as applicable, would not constitute, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4                                    Absence of Litigation.  As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against either Parent or Merger Sub as would constitute, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5                                    Absence of Certain Agreements.  Neither Parent nor any of its Affiliates has entered into any Contract, or authorized, committed or agreed to enter into any Contract, pursuant to which:  (a) any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (b) any shareholder of the Company (i) agrees to vote to approve this Agreement or the Merger or (ii) agrees to vote against, or not to tender its shares of Company Common Stock in, any Acquisition Proposal or (c) any third party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger.

Section 5.6                                    Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first provided to the Company, in each case, if applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 5.7                                    Financing.  (a) Parent has delivered to the Company true, correct and complete copies of the fully executed debt commitment letter and Fee Letter from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. (collectively, the “Lenders”), dated as of the date hereof (including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement and together with the related Fee Letter, collectively, the “Financing Commitments”), pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to lend the amounts set forth therein to Parent and designated Affiliates for the purpose of refinancing Parent’s existing senior secured credit facility (to the extent necessary) and funding the transactions contemplated by this Agreement (the “Financing”); provided, however, that solely in the case of the Fee Letter, accurate and complete copies have been delivered to the Company with only the portions thereof addressing fees payable to the Financing Sources, pricing caps, securities demand, economic flex terms and other economic terms redacted.

(b)                                 All of the Financing Commitments, in the forms provided to the Company by Parent (except to the extent amended or replaced after the date hereof in accordance with the terms of this Agreement), and any definitive agreements with respect to the Financing (which definitive agreements, whether entered into before or after the date of this Agreement (but if entered into after the date hereof, only to the extent entered into in compliance with the first sentence of Section 6.11(d)  or Section 6.11(b)(i)), are referred to collectively in this Agreement as the “Financing Agreements”) are, or in the case of Financing Agreements entered into after the date of this Agreement will be, in full force and effect and are legal, valid and binding obligations of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable against Parent and the other parties thereto in accordance with their respective terms, except as such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law).  As of the date of this Agreement, no Financing Commitment has been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated.

(c)                                  As of the date of this Agreement (i) neither Parent nor Merger Sub nor, to the knowledge of Parent, any other counterparty thereto is in breach of any of its covenants or other obligations set forth in, or is in default under, any of the Financing Commitments and (ii) to Parent’s Knowledge, assuming the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c), no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute or result in a breach or default on the part of Parent or Merger Sub, or to the Knowledge of Parent, any counterparty thereto, under any of the Financing Commitments, (B) constitute or result in a failure to satisfy a condition precedent set forth in any of the Financing Commitments, (C) make any of the assumptions or any of the statements set forth in the Financing Commitments inaccurate in any material respect or (D) otherwise result in any portion of the Financing being unavailable.  As of the date of this Agreement, neither Parent nor Merger Sub has received any notice or other communication from any party to any of the Financing Commitments with respect to (i) any breach or default on the part of Parent, Merger Sub or any other party to any of the Financing Commitments or (ii) any intention of such party to terminate any of the Financing Commitments or to not provide all or any portion of the Financing.  Parent and Merger Sub (both before and after giving effect to any “market flex” provisions contained in the Financing Commitments) (x) have no reason to believe that, assuming the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c), they will not be able to satisfy on a timely basis each condition relating to the closing or funding of the Financing; and (y) know of no fact, occurrence, circumstance or condition that, assuming the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c), would reasonably be expected to (1) cause any of the Financing Commitments to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective or (2) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Financing Commitments to not be available to Parent and Merger Sub on a timely basis (and in any event as of the Merger Closing).  Parent and/or Merger Sub have fully paid any and all commitment fees or other fees or deposits required by the Financing Commitments to be paid on or before the date of this Agreement.

(d)                                 Assuming the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c), the aggregate proceeds from the Financing, together with any available cash on hand of the Company and its Subsidiaries, if any, constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and are sufficient in amount to provide Parent and Merger Sub with the funds necessary for Parent and Merger Sub to consummate the transactions contemplated hereby and to satisfy their respective obligations under this Agreement, including for Parent and Merger Sub to pay the aggregate Merger Consideration, the aggregate Option Cash Payments, the aggregate Restricted Award Payments, the aggregate Performance Share Award Payments, and the aggregate amount of any repayment or refinancing of debt contemplated by this Agreement or the Financing Commitments and the payment of all fees, costs and expenses to be paid by Parent, Merger Sub or the Surviving Corporation related to the transactions contemplated by this Agreement, including such fees and expenses relating to the Financing (such amounts, collectively, the “Required Payment Amount”).

(e)                                  There are no conditions precedent or other contingencies to the obligation of any party to any of the Financing Commitments to fund the full amount of the Financing, including any condition or other contingency relating to the availability of any “market flex” provisions, other than as expressly set forth in unredacted portions of the Financing Commitments and the Fee Letter as in effect and provided to the Company on the date hereof (the “Disclosed Conditions”).  Other than the Disclosed Conditions, no Financing Source or other Person has any right to impose, and none of Parent, Merger Sub, the Company or any Subsidiary obligor have any obligation to accept, any condition precedent to any funding of the Financing nor any reduction to the aggregate amount available under the Financing Commitments (nor any term or condition which would have the effect of reducing the aggregate amount available under the Financing Commitments). There are no side letters and (except for the Financing Commitments and the Fee Letter) there are no agreements, contracts, arrangements or understandings, whether written or oral, with any Lender or Financing Source relating to the Financing or the Financing Commitments that affect the conditionality or availability of the full amount of the Financing, except for any customary fee and engagement letters in respect of the Financing.

(f)                                   Except with respect to the Persons set forth in Section 5.7(f) of the Parent Disclosure Letter, none of Parent, Merger Sub or any of their respective Affiliates or Representatives has entered into any contract, agreement or understanding (i) that conditioned the awarding to any agent, broker, investment banker or financial advisor of any financial advisory role in connection with the transactions contemplated hereby on such person agreeing to advise any of Parent, Merger Sub or any of their respective Affiliates or Representatives on an exclusive basis in connection with the Merger or the other transactions contemplated hereby or any Acquisition Proposal or (ii) prohibiting or seeking to prohibit any bank or investment bank or other potential provider of financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or its Subsidiaries or in connection with the Merger or the other transactions contemplated hereby or any Acquisition Proposal.

(g)                                  Notwithstanding anything to the contrary contained herein, the Company agrees that a breach of the representation and warranties set forth in this Section 5.7 shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement, if (notwithstanding such breach) Parent and Merger Sub are willing and able to (and actually do) consummate the Merger on the Merger Closing Date in accordance with the terms of this Agreement.

Section 5.8                                    Capitalization of Merger Sub.  As of the date of this Agreement, the authorized share capital of Merger Sub consists of 1,000 shares of common stock, no par value per share, all of which are validly issued and outstanding.  All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement (including the Financing).

Section 5.9                                    Gaming Approvals and Licensing Matters.  None of Parent, Merger Sub or, to the Knowledge of Parent, any of their respective officers, directors or Affiliates, any existing beneficial owner of five percent (5%) or more of the voting stock of Parent, or any lender under the Financing Commitments, in each case who or which will be required to be licensed or found suitable under applicable Gaming Laws in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, has ever been denied a gaming license, approval, or related finding of suitability by any Gaming Authority, or had any gaming license or approval revoked or suspended.  As of the date hereof, to the Knowledge of Parent, there are no facts or circumstances with respect to Parent, Merger Sub or any of their respective Affiliates insofar as such Affiliate-owned interest would be attributable to Parent or Merger Sub under any applicable Gaming Law, that would prevent or materially delay receipt of any Gaming Approvals.

Section 5.10                             Solvency.  Assuming the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c), each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any Alternative Financing and the payment of the Required Payment Amount, be Solvent at and immediately after the Effective Time.  For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination and with respect to any Person: (a) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries, taken as a whole; (b) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole; and (c) such Person and its Subsidiaries, taken as a whole, do not have debts including current obligations beyond their ability to pay or refinance such debts as they mature in the ordinary course of business.

Section 5.11                             Ownership of Company Securities.  Neither Parent nor any of its Subsidiaries holds any capital stock, voting securities or equity interests of the Company or any of its Subsidiaries, or holds any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any such shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such shares of capital stock, voting securities or equity interests.  Neither Parent nor Merger Sub is, or at any time during the last three (3) years has been, an “affiliated shareholder” of the Company as defined in Section 21.602 of the TBOC.

Section 5.12                             Management Agreements.  As of the date hereof, neither Parent nor Merger Sub nor any Representative of Parent or Merger Sub has (a) entered into any employment agreement with any of the Company’s directors, officers or employees, (b) offered employment to any of the Company’s directors, officers or employees, (c) had negotiations with any of the Company’s directors, officers or employees regarding employment after the Merger

Closing or (d) sold, or offered to sell, any direct or indirect equity interest in the Company to any of the Company’s directors, officers or employees.

Section 5.13                             Brokers.  Other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees shall be borne solely by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.14                             No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article V, none of Parent, Merger Sub or any of their respective Affiliates nor any other Person on behalf of any of them makes any express or implied representation or warranty with respect to Parent, Merger Sub or their respective businesses or with respect to any other information provided, or made available, to the Company or any of its Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Except with respect to the representations and warranties of the Company expressly set forth in Article IV or otherwise in this Agreement, there is and has been no reliance by Parent, Merger Sub, any of their Affiliates or any of their respective Representatives on any express or implied representation or warranty of the Company in connection with the transactions contemplated hereby.

ARTICLE VI.

COVENANTS AND AGREEMENTS

Section 6.1                                    Conduct of Business by the Company Pending the Merger.  Between the date of this Agreement and the earliest to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as may be required by Law or any Gaming Authority with jurisdiction over the Company, any of its Subsidiaries or any of their respective assets or operations, (b) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as required pursuant to this Agreement, or (d) as set forth in Section 6.1 of the Company Disclosure Letter, (x) the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course and, subject to Section 6.3, to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with material Governmental Authorities (including applicable Gaming Authorities), customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with it, and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of this Section 6.1 shall be deemed a breach of clause (x) unless such action would constitute a breach of such specific provision; and (y) the Company shall not and shall not permit any of its Subsidiaries to:

(a)                                 amend or otherwise change the Charter or the Bylaws (or, in any material respect, such equivalent organizational or governing documents of any of the Subsidiaries of the Company);

(b)                                 except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares of capital stock (or other equity interests) or rights settled in cash or other property based in whole or in part on the value of such shares of capital stock (or other equity interests); provided, however that the Company may issue shares of Company Common Stock (i) upon the exercise of any outstanding Company Option or the vesting and settlement of any outstanding Company Performance Share Award or Company Restricted Stock Unit, in each case, issued prior to the date hereof or in compliance with this Agreement, and (ii) pursuant to employment agreements, offer letters and Company Plans, each as in effect on the date hereof;

(c)                                  (i) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock (or other equity interests), other than dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company; (ii) split, combine, reclassify or amend the terms of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries; or (iii) redeem, purchase or otherwise acquire any shares of the Company’s capital stock or other equity interests or securities except for repurchases of Company Common Stock of an employee prior to the lapse of any vesting period upon termination of such employee’s employment or any other repurchases, in each case, to the extent required or allowed under any Company Plan;

(d)                                 except (i) in the ordinary course of business, (ii) to the extent required by applicable Law or the existing terms of any Company Benefit Plan or (iii) in order to comply with the terms of this Agreement, (A) increase in any material manner the amount, rate or terms of compensation of any of the Company’s directors or employees, except for ordinary course merit-based increases in the base salary of employees (other than directors or executive officers) consistent with past practice; (B) enter into, adopt, become a party to, terminate, or materially amend any Company Benefit Plan; (C) accelerate the vesting or payment of any compensation or benefits payable under any existing Company Benefit Plan, other than payment of bonuses pursuant to any 2014 fiscal year bonus program; (D) terminate the employment or services of any employee with annual compensation (including bonus) in excess of $200,000 other than for cause; or (E) hire any officer, employee, independent contractor or consultant for annual compensation (including bonus) in excess of $200,000;

(e)                                  except for any Company Options awarded (x) in the ordinary course of business with respect to the Company’s employees (other than Key Employees) as contemplated by Section 6.1(e) of the Company Disclosure Letter, (y) to the extent required by applicable Law or the existing terms of any Company Plan or Company Benefit Plan or (z) in order to comply with the terms of this Agreement, grant, confer or award, or accelerate the vesting or settlement of, options, convertible securities, restricted stock, restricted stock units or other rights to acquire any capital stock of the Company or any of its Subsidiaries or any equity-based award based in whole or in part on the capital stock of the Company or any of its Subsidiaries, whether settled in cash, securities or other property, or take any action not otherwise contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan (it being understood that the Company shall not grant, confer or award any of the foregoing under any circumstance to any Key Employee);

(f)                                   acquire (including by merger, consolidation, or acquisition of stock) any ownership or equity interests in any corporation, partnership, limited liability company, other business organization or any division or (other than in the ordinary course) any amount of the assets thereof;

(g)                                  dispose of, transfer, lease, license, mortgage, pledge or encumber any material assets of the Company and its Subsidiaries (other than Company Owned IP or Licensed IP Rights), taken as a whole, other than in the ordinary course of business consistent with past practice or pursuant to Contracts in effect as of the date hereof;

(h)                                 dispose of, transfer, lease, license, covenant not to sue, mortgage or pledge any Patents included in Company Owned IP or any other material Company Owned IP or material Licensed IP Rights (other than (i) grants of non-exclusive licenses or covenants not to sue in the ordinary course of business consistent with past practice (excluding grants, directly or indirectly, of material, individually or in the aggregate, licenses to or covenants not to sue competitors) and (ii) exclusive licenses that may be terminated on 90 days’ or less notice);

(i)                                     (i) include any Company Owned IP in any patent pool or subject any Company Owned IP to a license or covenant not to sue, or an obligation to grant a license or covenant not to sue, as part of a patent pool or (ii) otherwise include any Company Owned IP in any arrangement with a competitor of the Company or any of its Subsidiaries under which Company Owned IP may be licensed (including by means of a covenant not to sue) to Third Parties together with any Intellectual Property owned by such competitor; provided, that, the Company shall be permitted to enter into immaterial, individually or in the aggregate, arrangements (A) in connection with its interactive business or (B) to the extent such arrangements do not extend the scope of such arrangements in any significant means, or extend the existing term of such arrangements by more than twelve (12) months beyond the maturity date (as of the date hereof) of such arrangements;

(j)                                    abandon, allow to lapse or fail to maintain any Company Registered IP, except in the ordinary course of business consistent with past practice;

(k)                                 other than in the ordinary course of business consistent with past practice, enter into any exclusive supply or license arrangement that would be material to the Company and its Subsidiaries, taken as a whole, that would have a term extending beyond twelve (12) months or that would involve any material advances, upfront payments or similar commitments;

(l)                                     incur any Indebtedness or guarantee any Indebtedness for any Person (other than guarantees of Indebtedness of the Company or any of its Subsidiaries), except for Indebtedness (i) incurred under the Credit Facility, in each case, so long as following such incurrence the Company’s consolidated Indebtedness (measured as Indebtedness for borrowed money, it being understood that the outstanding face amount of any letters of credit issued after the date of this Agreement shall be counted as Indebtedness for borrowed money for purposes of this calculation) is equal to or less than $26,825,000 or (ii) with respect to undrawn letters of credit issued in the ordinary course of business consistent with past practice;

(m)                             (i) loan (other than customer financing in the ordinary course of business), advance, invest or make a capital contribution to or in any Person, other than a Subsidiary of the Company, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than support arrangements for Subsidiaries of the Company consistent with past practice), (iii) make or agree to make any capital expenditures except to the extent set forth in the budget attached to Section 6.1 of the Company Disclosure Letter (other than capital expenditures in an amount not to exceed $5,000,000 in the aggregate), or (iv) enter into any material new line of business outside of its existing business or engage in the conduct of business that would require the receipt of any additional consents, approvals (including Gaming Approvals) or authorizations of a Governmental Authority (including a Gaming Authority) in connection with the consummation of the Merger and the transactions contemplated hereby;

(n)                                 (A) materially modify, amend, cancel or terminate or waive, release or assign any material rights or claims with respect to, any Company Material Contract or enter into any Contract which, if entered into prior to the date hereof, would be a Company Material Contract, in each case, other than (i) in the case of Company Material Contracts other than of the type described in Section 4.17(a)(xii), in the ordinary course of business consistent with past practice, (ii) which would be a Brand/IP License Agreement or (iii) Contracts entered into in compliance with Section 6.1(f) or (B) enter into any Contract that following consummation of the Merger could reasonably be expected to restrict or otherwise bind Parent or any of its Affiliates (other than the Company and its Subsidiaries) and that (x) contains “most favored nation” or similar provisions for the benefit of any third party or (y) contains discount, incentive or other similar arrangements that following consummation of the Merger would (or under certain circumstances could) obligate Parent or any of its Affiliates to provide products or services to a third party at a cost below ordinary retail pricing for such product or service;

(o)                                 materially modify, amend, or terminate any material Brand/IP License Agreement (other than with respect to licenses for commercially available software or hardware or in the ordinary course of business consistent with past practice) or enter into any new Brand/IP License Agreement with (A) a term of more than seven (7) years or (B) a guarantee or advance (or similar payment) of more than $1,000,000 with respect to an individual license agreement, or $3,000,000, with respect to such new Brand/IP License Agreements in the aggregate;

(p)                                 make any material change in accounting in effect at October 1, 2013, except (i) as required by GAAP (or any interpretation or enforcement thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or (ii) as required by a change in applicable Law;

(q)                                 waive, release, assign, settle or compromise any (X) governmental complaint or Proceeding (other than Proceedings related to Taxes, which are subject to Section 6.1(r)) or

(Y) claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation concerning this Agreement) or other Proceedings other than settlements of, or compromises for, any such litigation or other Proceedings where the amounts paid or to be paid (A) do not exceed established reserves (excluding accrued legal fees and expenses) for such Proceedings as of the date hereof, as made available to Parent, by more than $1,000,000 or (B) are funded, subject to payment of a deductible, by insurance coverage maintained by the Company and its Subsidiaries without any actual or reasonably expected material increase in the premiums due under such policies and, in each case, such settlement or compromise does not include any material non-monetary remedies;

(r)                                    except as required by applicable Law or the published interpretation or enforcement thereof, make or rescind any material Tax election, adopt or change any material Tax method, file any amended Tax Return that is material, or settle or compromise any material federal, state, provincial, local or foreign income Tax liability, enter into any agreement with any Taxing Authority, request any Tax ruling, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind or enter into any Tax sharing or similar agreement or arrangement other than, in each case, in the ordinary course of business;

(s)                                   fail to maintain insurance consistent with past practice for the business of the Company and its Subsidiaries, taken as a whole;

(t)                                    fail to file the Company SEC Documents;

(u)                                 fail to comply with the applicable listing and corporate governance rules and regulations of NASDAQ;

(v)                                 remove (other than for cause) or elect (i) any officer of the Company or its Subsidiaries or (ii) any other employee whose removal or election would require the receipt of any additional consents, approvals (including Gaming Approvals) or authorizations of a Governmental Authority (including a Gaming Authority) in connection with the consummation of the Merger and the transactions contemplated hereby;

(w)                               (i) elect a member to the board of directors of any Subsidiary of the Company, (ii) elect a member to the board of directors of the Company or its Subsidiaries to fill a vacant board seat or (iii) recommend that the shareholders of the Company change or elect any member of the board of directors of the Company;

(x)                                 adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(y)                                 have any business operations or employees in Mexico other than the business operations associated with the one employee in Mexico as of the date hereof; or

(z)                                  enter into any written agreement to do any of the foregoing.

Section 6.2                                    Proxy Statement; Shareholders’ Meeting.

(a)                                 Preparation and Filing of Proxy Statement.  Within thirty (30) days following the date hereof, the Company shall prepare and cause to be filed with the SEC in preliminary form a proxy statement relating to the Shareholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”).  Except as expressly contemplated by Section 6.5, the Proxy Statement shall include the Company Board Recommendation with respect to the Merger.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand.  Each of the parties hereto shall use their reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement.  The Company shall use its reasonable best efforts so that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.  Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response (which comments shall be provided promptly and be reasonably considered).

(b)                                 Covenants of Parent with Respect to the Proxy Statement.  Parent shall furnish to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement, including such information that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC).  Parent will, upon request of the Company, confirm and/or supplement the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, such that at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Shareholders’ Meeting, such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                                  Mailing of Proxy Statement; Shareholders’ Meeting.  The Company shall, as promptly as practicable (and in any event within five (5) Business Days following the Proxy Statement Clearance Date), (x) establish a record date for and give notice of a meeting of its shareholders, for the purpose of voting upon the approval of this Agreement (including any adjournment or postponement thereof, the “Shareholders’ Meeting”) and (y) mail to the holders of Company Common Stock as of the record date established for the Shareholders’ Meeting a Proxy Statement (such date, the “Proxy Date”).  The Company shall duly call, convene and hold the Shareholders’ Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that the Company, in its reasonable judgment and following consultation with Parent, shall determine the length of any period for the solicitation of proxies from its shareholders and, furthermore, that the Company may postpone, recess or adjourn the Shareholders’ Meeting: (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to solicit additional proxies for the purpose of obtaining the Requisite Shareholder Approval or (iv) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary or advisable under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting.  Notwithstanding anything to the contrary in this Section 6.2(c), in no event shall the Shareholders’ Meeting take place after January 15, 2015 without Parent’s express written consent.  Once the Company has established a record date for the Shareholders’ Meeting, the Company shall not change such record date or establish a different record date for the Shareholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Bylaws.  Unless the Company Board shall have effected a Change in Recommendation, the Company shall use its reasonable best efforts to solicit proxies in favor of the approval of this Agreement and shall ensure that all proxies solicited in connection with the Shareholders’ Meeting are solicited in compliance with all applicable Laws and all rules of NASDAQ.

(d)                                 Amendments to Proxy Statement.  If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, is discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others.  Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

Section 6.3                                    Appropriate Action; Consents; Filings.  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall (and shall cause each of their applicable Affiliates and Subsidiaries to) use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement.  Without limiting the foregoing, each of the parties agrees to use its respective reasonable best efforts to (i) cause the conditions to the Merger set forth in Article VII to be satisfied as promptly as practicable, (ii) defend against any Proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby, (iii) obtain all necessary consents, approvals, orders, waivers, finding of suitability and authorizations of, actions or nonactions by, any Governmental Authority (including Gaming Authorities) or any third party necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to the HSR Act any other applicable Antitrust Law necessary to start any applicable waiting period and including under Gaming Laws) and take all reasonable steps as may be necessary to obtain an approval from, or to avoid a suit, action, proceeding or investigation by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; provided, that, in no event shall the Company or any of its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to obtain any consent, approval, order, waiver or authorization in connection with the transactions contemplated by this

Agreement, including the Merger, under any Contract other than de minimis amounts or amounts that are advanced or reimbursed substantially simultaneous by Parent and (iv) execute and deliver any additional instruments necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement.  In no event shall the Company (A) be required to agree to take or enter into any action which is not conditioned upon the consummation of the Merger or (B) agree to any obligation or concession or other action relating to the Antitrust Approval or the Required Gaming Approvals without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed; provided, that, notwithstanding the foregoing, it is understood and agreed that any failure by the Company to agree to any such obligation or concession by reason of Parent’s withholding its written consent from the Company to do so shall not constitute a breach by the Company of this Section 6.3.

(b)                                 Each of the Company, Parent and Merger Sub agrees (i) promptly after the date hereof, but in any event within ten (10) Business Days following the date hereof, to file all Notification and Report Forms required under the HSR Act with respect to the transactions contemplated hereby, (ii) to file all other notifications required under any other Antitrust Law or any Gaming Law with respect to this Agreement and the transactions contemplated hereby, including the Merger, (including all required initial applications and documents in respect of officers and directors and Affiliates in connection with obtaining the Gaming Approvals (and where appropriate indications of further information to come by supplementary filing)) as soon as reasonably practicable (and in any event within thirty (30) days following the date hereof with respect to the Required Gaming Approvals), (iii) to supply as promptly as reasonably practicable any additional information and documentary material in its possession that may be requested pursuant to the HSR Act, any other Antitrust Law or any Gaming Law, and (iv) to use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with, and subject to, the other provisions of this Section 6.3, to (A) cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law as promptly as reasonably practicable, including, if possible under applicable Law, by requesting early termination thereof, and (B) obtain all Gaming Approvals required to permit the parties hereto to consummate the transactions contemplated by this Agreement or necessary to permit Parent to acquire, own and operate the Company.  Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referred to in Section 6.3(a)  to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, any other Antitrust Law or any Gaming Law, use reasonable best efforts to (1) cooperate in good faith in devising and implementing the strategy for obtaining any necessary clearances under any Antitrust Laws or necessary approvals under any Gaming Laws, (2) avoid any action or proceeding by any Governmental Authority challenging the consummation of transactions contemplated hereby, (3) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (4) keep the other party reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (other than to the extent relating to private or personal information pertaining to any individual which may remain confidential) and (5) reasonably permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference, where reasonably practicable to do so, with, any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences (telephonic or in person), where reasonably practicable to do so and shall take the lead in all meetings and communications with, or Proceeding involving, any Governmental Authority in connection with obtaining the Antitrust Approval and the Required Gaming Approvals; provided, however, that the consent of each party shall be required prior to the taking of any action (including the failure to take any such action) in connection with obtaining the Antitrust Approval or any Required Gaming Approvals if such action (or failure to act) would be reasonably likely to materially delay, or materially impair the likelihood of obtaining, any such approvals.

(c)                                  In furtherance and not in limitation of the covenants of the parties contained in Section 6.3(a) and Section 6.3(b), subject to the last sentence of Section 6.3(a), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or Gaming Law or if any Proceeding, whether judicial or administrative, is instituted (or threatened in writing to be instituted) by any Governmental Authority or any other private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or Gaming Law or which would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement, each of Parent and the Company shall use reasonable best efforts to take all such further action as may be reasonably necessary, subject to the other provisions of this Section 6.3 (including the last two sentences of Section 6.3(a)), using reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement (taking into account the other conditions to the Merger Closing set forth in Article VII of this Agreement, and in any event no later than the Termination Date), which may include to the extent mutually agreed by Parent and the Company proposing, negotiating, committing to or effecting, by agreement consent decree, hold separate order, trust or otherwise (i) the creation or termination of relationships, ventures, contractual rights or obligations of Parent or any of its Affiliates or the Company or any of its Subsidiaries, (ii) the restructuring or committing to restructure the Surviving Corporation’s capital structure or replacing, or issuing non-voting equity securities to, one or more of the Licensed Parent Persons who is preventing or materially delaying the receipt of any Gaming Approvals or (iii) any other actions that would limit the freedom of action of Parent or any of its Affiliates or the Company or any of its Subsidiaries with respect to, or its ability to retain, one or more of its or the Company’s or the Surviving Corporation’s Subsidiaries’ assets, businesses, services, products or product lines, in each case as reasonably may be required in order to obtain all Antitrust Approvals or Required Gaming Approvals as promptly as practicable (including expirations or terminations of waiting periods whether imposed by Law or agreement, as applicable).

(d)                                 Subject to applicable Law, each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Authority and will reasonably cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement (other than confidential business information or private or personal information pertaining to any individual applicants which may remain confidential).  Neither party shall have any material communication or meeting (telephonic or in-person) regarding the transactions contemplated by this Agreement with a Governmental Authority without giving the other party a reasonable opportunity to attend in person or by phone (unless the Governmental Authority prohibits such other party’s participation or attendance in the communication or meeting).  Parent and Merger Sub agree (i) following receipt of any communications from any Governmental Authority or Gaming Authority involving any (x) material issues or (y) requests that are outside the ordinary course of business in the context of an investigation for a similar transaction, to promptly advise the general counsel of the Company and to make available Parent’s Nevada gaming counsel, and any other relevant state gaming regulatory counsel and Parent’s outside accounting firm, to discuss any such issues or requests, and (ii) to make Parent’s Nevada gaming counsel, and other relevant state gaming regulatory counsel and Parent’s outside accounting firm, available to the general counsel of the Company for the purpose of discussing the status of the gaming regulatory approval process.  Notwithstanding anything to the contrary herein, Parent and Merger Sub shall not be required to (x) furnish to the Company or its general counsel any confidential personal information with respect to any individual, or (y) provide for representatives of the Company to participate in communications or meetings in which a Gaming Authority is reviewing or discussing such confidential personal information with respect to any individual.

(e)                                  If at any time after the date hereof the Company completes its acquisition of PokerTek, Inc., the Company shall (and cause its Subsidiaries and Affiliates to) use its reasonable best efforts to: (i) obtain all Gaming Approvals required to operate PokerTek, Inc.; (ii) make any filings or submissions with appropriate Governmental Authorities to obtain the necessary clearances to operate PokerTek, Inc. pursuant to applicable Law (including Gaming Law); (iii) obtain any other licenses that are required for PokerTek, Inc. to conduct business in any jurisdiction in which it operates; and (iv) maintain any of the foregoing.  Subject to applicable Law, the Company shall (and cause its Subsidiaries and Affiliates to) furnish to Parent such necessary information and reasonable assistance as Parent may request in connection with the preparation of any required filings or submissions with any Governmental Authority in connection with the acquisition of PokerTek, Inc. and will reasonably cooperate in responding to any inquiry from a Governmental Authority, including promptly informing Parent of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying Parent with copies of all material correspondence, filings or communications between the Company or its Subsidiaries and any Governmental Authority with respect to the obligations set forth in this Section (other than confidential business information or private or personal information pertaining to any individual applicants which may remain confidential).

(f)                                   Without prejudice to the provisions of Section 6.5, (i) none of the Company, Parent or Merger Sub shall take any action to purposely or knowingly materially delay or impair the Merger Closing, and (ii) Parent and Merger Sub shall not take any action that would cause the representations and warranties of Parent and Merger Sub set forth in the second sentence of Section 5.9 to be untrue.

Section 6.4                                    Access to Information; Confidentiality.  From the date of this Agreement to the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company will, and will cause its Subsidiaries and their respective Representatives to, provide to Parent and its authorized Representatives (x) reasonable access during normal business hours and upon reasonable prior notice from Parent to their respective personnel, facilities, properties, books, contracts and records as Parent may reasonably request and (y) such financial and operating data of the Company and its Subsidiaries and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent may reasonably request.  Notwithstanding the foregoing, the Company shall not be required to provide access to, or cause its Subsidiaries to provide access to, or disclose (a) any information or documents which would (in the reasonable judgment of the Company) be reasonably likely to (i) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries, (ii) violate any applicable Laws (and the Company shall be permitted to implement customary “clean-room” or other similar arrangements if the Company reasonably determines, upon advice of outside counsel, that such arrangements are necessary to comply with applicable Law), (iii) unreasonably disrupt the businesses and operations of the Company or any of its Subsidiaries, or (iv) breach any agreement of the Company or any of its Subsidiaries with any Third Party; provided, that each party shall use its commercially reasonable efforts to obtain any required consents and take such other reasonable action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) to permit such access or disclosure; or (b) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto.  All information exchanged pursuant to this Section 6.4 shall be subject to the Confidentiality Agreement and the parties shall comply with, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to comply with, all of their respective obligations thereunder.

Section 6.5                                    Acquisition Proposals.  (a)  Except as otherwise provided in this Section 6.5, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, nor shall it authorize or permit any of its Subsidiaries to, and will use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage or facilitate (including by way of providing non-public information) the making of any Acquisition Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal, or (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.5, engage in negotiations or substantive discussions with, or furnish any nonpublic information to, any Third Party relating to an Acquisition Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal; provided, however, that the Company may ascertain facts from the party making such Acquisition Proposal for the sole purpose of the Company Board informing itself about the Acquisition Proposal and the party making it.  The Company shall, and shall cause its Affiliates and its and their respective Representatives to, promptly cease and cause to be terminated all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to an Acquisition Proposal, promptly request the prompt return or destruction of all confidential information previously furnished and promptly terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, at any time on or following the date hereof and prior to the date that the Requisite Shareholder Approval is obtained at the Shareholders’ Meeting, in the event that the Company receives a written Acquisition Proposal, which Acquisition Proposal was made after the date of this Agreement and did not result from a material breach of this Section 6.5, the Company and the Company Board and their Representatives may, subject to compliance with this Section 6.5(b), (A) engage in negotiations or substantive discussions (including, as a part thereof, making counterproposals) with, or (B) furnish any information and other access to, any Third Party making such Acquisition Proposal and its Representatives or potential sources of financing if the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisor, and based on information then available, that such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal; provided, that (x) prior to furnishing any material nonpublic information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement and (y) any such material nonpublic information so furnished has been previously provided or made available to Parent or is provided or made available (including through posting on the Electronic Data Room) to Parent as promptly as practicable (and in any event within 24 hours thereafter) after being so furnished to such Third Party. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.5 by any Representative of the Company or any of its Affiliates (including the Company Board or any committee thereof) acting in such capacity and at the direction of the Company shall constitute a breach of this Section 6.5 by the Company.

(c)                                  Except as otherwise provided in the last sentence of this Section 6.5(c) or Section 6.5(d), neither the Company Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Parent), or publicly propose to withdraw (or so qualify or modify), the Company Board Recommendation, or (B) approve, adopt or recommend any Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with any Third Party constituting or relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).  Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Shareholder Approval, the Company Board may make a Change in Recommendation and terminate this Agreement pursuant to Section 8.1(c)(ii) and this Section 6.5(c) if the Company Board determines (after consultation with its outside counsel and financial advisor) that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the shareholders of the Company under applicable Law; provided, that the Company has provided Parent four (4) Business Day’s prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action; and provided, further, that the Company shall not terminate this Agreement pursuant to Section 8.1(c)(ii) and this Section 6.5(c) unless the Company pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.3(a)(ii) prior to or concurrently with such termination.

(d)                                 Without limiting Section 6.5(c), at any time prior to receipt of the Requisite Shareholder Approval, in response to a written Acquisition Proposal made after the date of this Agreement and not arising as a result of a material breach of this Section 6.5 that the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) constitutes a Superior Proposal, the Company may terminate this Agreement pursuant to Section 8.1(c)(ii) and this Section 6.5(d)  and, concurrently with such termination, may enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(c)(ii) and this Section 6.5(d) unless the Company pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.3(a)(ii) prior to or concurrently with such termination.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to terminate this Agreement pursuant to Section 8.1(c)(ii)  and Section 6.5(d), (x) unless the Company shall have provided to Parent four (4) days prior written notice (the “6.5 Notice”) advising Parent that the Company intends to take such action (and (unless a copy of the relevant proposed transaction agreement has been provided to Parent) specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal, with all information regarding the identity of the Third Party making any such Superior Proposal redacted) and, if applicable, a copy of the relevant proposed transaction agreement and all material related documentation, and (y):

(i)                                     during such four (4) day period, if requested by Parent, the Company shall have engaged, and shall have caused its Representatives to engage, in good faith negotiations with Parent regarding changes to the terms of this Agreement intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii)                                  the Company Board shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent (the “Proposed Changed Terms”) no later than 5:00 p.m., New York City time, on the fourth (4th) day of such four (4) day period and shall have determined in good faith (after consultation with its outside counsel and financial advisor) that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect.

(it being understood that any material revision or amendment to the terms of such Superior Proposal shall require a new 6.5 Notice (but only on two (2) additional occasions) and, in such case, all references to four (4) days in this Section 6.5(e) shall be deemed to be twenty-four (24) hours).

(f)                                   The Company shall promptly (and in any event within forty-eight (48) hours or, in the event the Company Board determines to take any of the actions contemplated by Section 6.5(b)  in accordance with the terms thereof, substantially concurrent with such determination) advise Parent orally and as promptly as possible thereafter in writing in the event that the Company receives any Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the Third Party making any such Acquisition Proposal unless such disclosure would violate any Contract by which the Company or any of its Subsidiaries is bound) of any such Acquisition Proposal.  The Company shall keep Parent reasonably informed of the status and material details (including any material change to the terms thereof) of any such Acquisition Proposal and any discussions and negotiations concerning the material terms and conditions thereof.

(g)                                  Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing any position or disclosing any information reasonably required under applicable Law or in compliance with or otherwise complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s shareholders), and to the extent referred to therein, Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to any Acquisition Proposal, (ii) making any “stop, look and listen” communication to the Company’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s shareholders), or (iii) making any disclosure not of the type provided in clauses (i) or (ii) above to the Company’s shareholders that is reasonably required by applicable Law; provided, however, that the Company Board shall not make a Change in Recommendation or make or authorize any disclosure which would reasonably be expected to have the same effect as a Change in Recommendation, except in each case in accordance with Section 6.5(c).

(h)                                 For purposes of this Agreement:

(i)                                     “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any bona fide proposal or offer (other than a proposal or offer by Parent or any of its Subsidiaries) from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its Subsidiaries whose revenues, income, EBITDA or assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated revenues, income, EBITDA or assets of the Company and its Subsidiaries (in the case of revenue, income and EBITDA, measured over the previous twelve (12) months, and in the case of assets, based on fair market value, as determined in good faith by the Company Board); (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Person of twenty-five percent (25%) or more of the assets of the Company and its Subsidiaries, taken as a whole (based on fair market value, as determined in good faith by the Company Board); (iii) the acquisition in any manner, directly or indirectly, by any Person of twenty-five percent (25%) or more of the issued and outstanding shares of Company Common Stock; (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty-five percent (25%) or more of the Company Common Stock or any class of equity or voting securities of the Company (or any of its Subsidiaries whose revenues, income, EBITDA or assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated revenues, income, EBITDA or assets of the Company and its Subsidiaries (in the case of revenue, income and EBITDA, measured over the previous twelve (12) months, and in the case of assets, based on fair market value, as determined in good faith by the Company Board)), or (v) any combination of the foregoing.

(ii)                                  “Superior Proposal” shall mean an Acquisition Proposal (with the references to “twenty-five percent (25%)” in the definition of Acquisition Proposal  deemed to be references to “fifty percent (50%)”) made by a Third Party on terms that the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside counsel, and considering such factors as the Company Board considers in good faith to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after giving effect to all Proposed Changed Terms).

Section 6.6                                    Directors’ and Officers’ Indemnification and Insurance.  (a) Parent and Merger Sub agree that all rights to exculpation and indemnification (and all rights to advancement of expenses relating thereto) for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement, including the Merger), now existing in favor of the Indemnitees as provided in the Charter or Bylaws (or such equivalent organizational or governing documents of any of the Company’s Subsidiaries or Affiliates as in effect on the date of this Agreement) or in any Contract between such Indemnitee and the Company or any of its Subsidiaries (in each case as in effect on the date hereof) shall survive the Merger and shall continue in full force and effect.  From and after the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to, to the fullest extent the Company would have been permitted to do so under applicable Law, Indemnitees with respect to (x) all acts or omissions by them in their capacities as such at any time at or prior to the Effective Time or (y) any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to the Merger, this Agreement and any transactions contemplated hereby, in either case, to the fullest extent permitted by (i) the Charter or Bylaws (or such equivalent organizational or governing documents of any of the Company’s Subsidiaries or Affiliates as in effect on the date of this Agreement), (ii) any indemnification agreement of the Company or its Subsidiaries or other applicable Contract as in effect on the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnitees or (iii) applicable Law.  Parent shall cause the certificate of formation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the Indemnitees than those set forth in the Charter and Bylaws and the Company’s Subsidiaries’ organizational documents as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnitees.

(b)                                 Without limiting the provisions of Section 6.6(a), to the fullest extent the Company would have been permitted to do so under applicable Law, Parent and the Surviving Corporation will pay in advance of the final disposition of any claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount even if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified.  Notwithstanding anything to the contrary contained in this Section 6.6(b)  or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.6(b)  unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnitee.

(c)                                  Prior to the Effective Time, at the Company’s option, the Company shall, after consultation with Parent, or, if the Company is unable to (or otherwise fails), the Surviving Corporation shall obtain and fully pay the premium for the non-cancelable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as in effect as of the date hereof; provided, however, that the Company or the Surviving Corporation, as applicable, shall not be required to pay an aggregate premium for the D&O Insurance in excess of three hundred percent (300%) of the annual premium currently paid by the Company for such insurance.  If such “tail” prepaid policy has been obtained by either the Company or the Surviving Corporation prior to the Effective Time, the Surviving Corporation shall honor all obligations under such policy and cause such policy to be maintained in full force and effect for its full term.  If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) the Surviving Corporation shall provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company as of the date hereof or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.6(c).

(d)                                 The Indemnitees to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6.  The provisions of this Section 6.6 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives.  To the fullest extent the Company would have been permitted to do so under applicable Law, Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 6.6.

(e)                                  The rights of each Indemnitee under this Section 6.6 shall be in addition to any rights such Person may have under the Charter or Bylaws (or equivalent organizational or governing documents of any of the Company’s Subsidiaries), certificate of formation, bylaws or other organizational documents of the Surviving Corporation, under any applicable Law or under any agreement of any Indemnitee with the Company or any of its Subsidiaries.

(f)                                   Notwithstanding any other provision of this Agreement, this Section 6.6 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives.  In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Corporation shall ensure that proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.6 and use its reasonable best efforts to ensure that a Person no less financially viable than the Surviving Corporation (in the event the Effective Time occurs) remains responsible for the obligations of such party under this Section 6.6.

Section 6.7                                    Notification of Certain Matters.  Unless prohibited by applicable Law, the Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, upon receiving Knowledge of (a) any notice, complaint, investigation or hearing (or communications indicating that the same may be contemplated) from any Governmental Authority in connection with this Agreement, the Merger or the transactions contemplated hereby, (b) any written notice of any Person (other than a Governmental Authority) alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, (c) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby, or (d) any material change, effect, development or circumstance that would reasonably be expected to give rise to a failure of a condition precedent in Section 7.2 (in the case of the Company) and Section 7.3 (in the case of Parent);

provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties herein or the conditions to the obligations of the parties hereunder and any failure to make such notification (in and of itself) shall not be taken into account in determining whether the conditions set forth in Section 7.2 (in the case of the Company) and Section 7.3 (in the case of Parent) have been satisfied or give rise to any right of termination to any party hereto under Article VIII.

Section 6.8                                    Public Announcements.  The initial press release(s) announcing the execution of this Agreement shall be in a form mutually agreed upon by Parent and the Company.  Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any other press release or other public announcements with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public announcement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system.  Notwithstanding any other provision of this Agreement, (i) the Company will no longer be required to consult with Parent in connection with any such press release or public announcement if the Company Board has effected any Change in Recommendation or shall have resolved to do so and (ii) the requirements of this Section 6.8 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the transactions contemplated by this Agreement.

Section 6.9                                    Employee Matters.

(a)                                 Continuing Employees.

(i)                                     Commencing at the Effective Time and until one (1) year thereafter (provided that if the Merger Closing occurs on or prior to March 31, 2015, such period shall end on December 31, 2015), Parent shall provide or shall cause its Affiliates (including the Surviving Corporation) to provide to employees of the Company and any of its Subsidiaries who are located in the United States (“Company Employees”) for so long as they continue employment with Parent, the Surviving Corporation or any of their Affiliates during such period (A) a base salary or wage rate, as applicable, and annual bonus opportunity at least equal to the applicable Company Employee’s base salary or wage rate and annual bonus opportunity in effect as of immediately prior to the Effective Time (excluding annual bonus opportunity for any Key Employee) and (B) other compensation (excluding equity, equity based and other similar long term incentive opportunities) and employee benefits (including vacation policies, retirement benefits, health, welfare and fringe benefits or similar arrangements) that are no less favorable, in the aggregate, to the compensation and employee benefits being provided to the applicable Company Employee immediately prior to the Effective Time.

(ii)                                  Without limiting Section 6.9(a)(i), Parent shall or shall cause the Surviving Corporation to assume (if applicable), honor, and provide all of the Company’s employment, severance, retention and change in control obligations in accordance with their terms as in effect immediately prior to the date of this Agreement.

(iii)                               For purposes of eligibility, vesting, and benefit accrual (solely for the purposes of determining accrual of vacation and paid time off) under the compensation and benefit plans, programs agreements and arrangements maintained by Parent, the Company, the Surviving Corporation or any respective Subsidiary and Affiliate thereof providing benefits to any Company Employees after the Merger Closing (the “New Plans”), and determination of level of benefits, each Company Employee shall be credited with his or her years of service with the Company (including any predecessor), the Company Subsidiaries and their respective Affiliates (and any additional service with any predecessor employer) before the Merger Closing, to the same extent as such Company Employee was entitled, before the Merger Closing, to credit for such service under any similar Company Benefit Plan; provided, however, that in no event shall Company Employees be entitled to service credit for any purpose under post-retirement welfare plans or to the extent such service credit would result in a duplication of benefits with respect to the same period of service.  In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee from and after the Effective Time, (x) Parent shall cause all pre-existing condition limitations, exclusions, waiting periods and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents to the extent such pre-existing condition limitations, exclusions, waiting periods or actively-at-work requirements were waived or satisfied under the comparable Company Benefit Plan, and (y) Parent shall recognize, or cause to be recognized, any eligible expenses incurred by such employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iv)                              For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement or in any Company Benefit Plan, for purposes of any Company Benefit Plan containing a definition of “change in control” or “change of control,” the Merger Closing shall be deemed to constitute a “change in control” or “change of control.”

(b)                                 The Company shall provide Parent, with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of the Company or any of its Subsidiaries if such communications relate to the transactions contemplated hereby and will provide Parent with a reasonable opportunity to review such communications prior to distribution.

(c)                                  This Section 6.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.9, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.9, is intended to be, or shall constitute or be construed as an amendment to or modification of the Company Benefit Plans, New Plan or any other employee benefit plan or arrangement of the Company, Parent or any of their respective Affiliates or limit in any way the right of the Company, Parent or any of their respective Affiliates to amend, modify or terminate any Company Benefit Plan, New Plan or any other employee benefit plans or arrangements.  Nothing in this Section 6.9 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Company Employee at any time following the Effective Time.

(d)                                 No later than twenty (20) Business Days following the date of this Agreement, the Company shall make available to Parent (i) information relating to each payment (whether in cash or property or the vesting of property) or benefit that is conditioned on or accelerated by the consummation of the transactions contemplated by this Agreement to any “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1 that is reasonably expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and (ii) each disqualified individual’s “base amount” (as defined in Section 280G(b)(3) of the Code).

Section 6.10                             Conduct of Business by Parent Pending the Merger. Parent and Merger Sub covenant and agree with the Company that between the date hereof and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent shall not, and shall not permit any of its Subsidiaries to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.11                             Financing. (a) Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and its and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to Section 6.12 and that Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith.

(b)                                 Each of Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions, taken as a whole (including the flex provisions) described in the Financing Commitments, including executing and delivering all such documents and instruments as may be reasonably required thereunder and using (and causing their Affiliates to use) their respective reasonable best efforts to:

(i)                                     comply with and maintain in effect the Financing and the Financing Commitments, negotiate and enter into Financing Agreements with respect thereto (and maintain in effect and comply with the terms thereof) on the terms and conditions contained in the Financing Commitments (as such terms may be modified or adjusted in accordance with the terms of any “flex” provisions set forth in the Financing Commitments (including as specified in any Fee Letter)) or on other terms no less favorable to Parent and Merger Sub with respect to the ability of Parent or Merger Sub to consummate the Merger or obtain the Financing than those contained in the Financing Commitments; provided, however, that, without limiting the foregoing, in no event shall any of the Financing Agreements, except in accordance with the terms of the Financing Commitments:  (A) reduce the aggregate amount of the Financing provided for in the Financing Commitment (including by changing the amount of fees or original issue discount contemplated by the Financing Commitments) in a manner that would adversely impact in any material respect the ability of Parent and Merger Sub to consummate the Merger; (B) expand, amend or modify the conditions or other contingencies to the receipt or funding of the Financing beyond those expressly set forth in the Financing Commitments in a manner that would adversely impact in any material respect the ability of Parent and Merger Sub to obtain the Financing (including by making any such conditions or other contingencies less likely to be satisfied, it being agreed that, notwithstanding the foregoing, Parent and Merger Sub may modify, supplement or amend the Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Financing Commitments as of the date hereof on the same terms) or impose any new or additional condition or other contingency to the receipt or funding of the Financing in a manner that would adversely impact in any material respect the ability of Parent and Merger Sub to obtain the Financing; (C) contain terms (other than those terms expressly set forth in the Financing Commitments) that would reasonably be expected to (1) prevent or delay in any material respect the consummation of the transactions contemplated hereby or the date on which the Financing would be obtained, or (2) make the funding of the Financing less likely to occur; or (D) adversely impact the ability of Parent or Merger Sub to enforce their rights against the Financing Sources.

(ii)                                  satisfy, or cause their Representatives to satisfy all conditions to the Financing contemplated by the Financing Commitments and Financing Agreements relating thereto (including by paying any commitment, engagement, or placement or other fees that become due and payable under or with respect to any of the Financing Commitments or Financing Agreements);

(iii)                               accept (and comply with) to the fullest extent all “market flex” provisions contemplated by the Financing Commitments and the Financing Agreements;

(iv)                              enforce its rights (including through litigation, to the extent appropriate) under the Financing Commitments and Financing Agreements in the event of a breach (or threatened breach) by the Financing Sources under the Financing Commitments and Financing Agreements relating thereto, including seeking specific performance of the parties thereunder; and

(v)                                 subject to the satisfaction of the conditions precedent thereto, cause the Financing Sources to fund the Financing at or prior to the time the Merger Closing is required to occur pursuant to the terms and conditions hereof.

(c)                                  Neither Parent nor Merger Sub shall agree to or permit any amendment, supplement or other modification or replacement of, or grant any waiver of, any condition, remedy or other provision under any Financing Commitment or any Financing Agreements without the prior written consent of the Company if such amendment, supplement, modification, replacement or waiver would or would reasonably be expected to (i) reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount) from that contemplated by the Financing Commitments delivered as of the date hereof in a manner that would adversely impact in any material respect the ability of Parent and Merger Sub to consummate the Merger, (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, in each case, in a manner that would adversely impact in any material respect the ability of Parent and Merger Sub to obtain the Financing, (iii) make it less likely that the Financing would be funded (including by making the conditions to obtaining the Financing less likely to occur (it being agreed that, notwithstanding the foregoing, Parent and Merger Sub may modify, supplement or amend the Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Financing Commitments as of the date hereof on the same terms)) or otherwise prevent or delay or impair in any material respect the ability or likelihood of Parent or Merger Sub to timely consummate the Merger and the other transactions contemplated by this Agreement, (iv) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Commitments or (v) otherwise contravene the limitations set forth in Section 6.11(b)(i)(A)-(D).  Other than in connection with an Alternative Financing, neither Parent nor Merger Sub shall agree to the withdrawal, repudiation, termination or rescission of any Financing Commitment or Financing Agreement or any provision thereof without the prior written consent of the Company (it being agreed that, notwithstanding the foregoing, Parent and Merger Sub may modify, supplement or amend the Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Financing Commitments as of the date hereof on the same terms).  Upon any amendment, supplement or modification of the Financing Commitment or Financing Agreement in accordance with this Section 6.11(c), Parent shall deliver a copy thereof to the Company and references herein to “Financing Commitment” and “Financing Agreement” (or defined terms that use such phrases) shall include such documents as amended, supplemented or modified in compliance with this Section 6.11(c)  and references to “Financing” shall include the financing contemplated by the Financing Commitments as amended, supplemented or modified in compliance with this Section 6.11 and the financing contemplated by the Financing Agreements entered into in compliance with this Section 6.11 (as so amended), as applicable.  In addition, Parent shall not enter into any agreement for investment or other provision of financing with respect to the Merger on an exclusive basis with a Financing Source prior to the date that is thirty (30) days after the date hereof.

(d)                                 In the event that all or any portion of the Financing becomes or would reasonably be expected to become unavailable on the terms and conditions (including any “flex” provisions) or from the sources contemplated in the Financing Commitments or Financing Agreements for any reason or any of the Financing Commitments or Financing Agreements shall be withdrawn, repudiated, terminated or rescinded for any reason, (i) Parent shall promptly so notify the Company and (ii) Parent and Merger Sub shall use their respective reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the Merger Closing Date), and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources (the “Alternative Financing”), on terms not less favorable, in any material respect, with respect to conditionality and enforceability, when taken as a whole, than those contained in the Financing Commitments to Parent, Merger Sub and the Company, in an amount sufficient to consummate the transactions contemplated by this Agreement (or replace any unavailable portion of the Financing), and to obtain a new financing commitment letter (including any associated engagement letter and related fee letter) with respect to such Alternative Financing (collectively, the “New Financing Commitment Letter”), copies of which shall be promptly provided to the Company (with customary redactions with respect to the fee letter).  In the event any Alternative Financing is obtained and a New Commitment Letter is entered into in accordance with this Section 6.11(d)  (i) any reference in this Agreement to “Financing” or the “Financing” shall mean the debt financing contemplated by the Financing Commitments as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the “Financing Commitments” (or defined terms that use such phrase) shall be deemed to include the Financing Commitment (and any related Fee Letter) to the extent not superseded by a New Financing Commitment Letter (or related new Fee Letter), as the case may be, at the time in question and any New Financing Commitment Letter (and any related new Fee Letter) to the extent then in effect.  Without the Company’s prior written consent, Parent shall not directly or indirectly take any action that would or would be reasonably expected to result in the Financing not being available.

(e)                                  Any breach of the Financing Commitments or the Financing Agreements by Parent or Merger Sub shall be deemed a breach by Parent of this Section 6.11.  Parent shall (i) furnish the Company drafts (when available) and thereafter complete, correct and executed copies of the Financing Agreements promptly upon their execution, (ii) give the Company prompt written notice (and in any event within two (2) Business Days) of any default, breach or threatened breach by any party of any of the Financing Commitments or Financing Agreements of which Parent, Merger Sub or any of their Representatives or Affiliates become aware or any termination or threatened termination thereof, and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any Alternative Financing).  Without limiting the generality of the foregoing, Parent shall give the Company prompt (and in any event within two (2) Business Days) notice (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) related to the Financing of which Parent becomes aware, (B) of the receipt or delivery of any notice or other communication, in each case from any Person with respect to (x) any actual or potential breach of any provisions of the Financing Commitments or Financing Agreements by Parent or Merger Sub, or any default, termination or repudiation by any party to any of Financing Commitments or Financing Agreements or other agreements relating to the Financing or (y) any dispute or disagreement between or among parties to any of the Financing Commitments or Financing Agreements with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Merger Closing and (C) if at any time for any reason Parent believes that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources, contemplated by any of the Financing Commitments or Financing Agreements or will be unable to obtain Alternative Financing.  Parent shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence.

(f)                                   Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Financing is not a condition to the Merger Closing, and reaffirms its obligations under this Section 6.11.

Section 6.12                             Financing Cooperation. (a) Subject to Section 6.11(a) and the remaining provisions of this Section 6.12, prior to the Merger Closing, the Company shall and shall cause its Subsidiaries to, at Parent’s sole expense, reasonably cooperate in connection with the arrangement of the Financing or any Alternative Financing, which reasonable cooperation by the Company shall consist of, at the reasonable request of Parent, (i) furnishing Parent and Merger Sub and their Financing Sources with the Required Financial Information as reasonably requested by Parent and (ii) using its reasonable best efforts to (A) cause its senior officers to be available, during normal business hours and upon reasonable advance notice, to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies in connection with the Financing, and using its reasonable best efforts to facilitate such contact, (B) provide customary assistance with the preparation of appropriate and customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents customarily required in connection with debt financings, (C) execute and deliver customary definitive financing documents to be effective no earlier than, and conditioned on the occurrence of, the Effective Time, (D) furnish Parent, to the extent requested in writing by Parent, with reasonable documents or other information required by bank regulatory authorities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2011, as well as applicable regulations of the Office of Foreign Assets Control (OFAC), the Foreign Corrupt Practices Act of 1977 and the Investment Company Act of 1940, in each case, at least 10 Business Days prior to the Merger Closing, (E) assist Parent in obtaining accountants’ comfort letters, including customary negative assurance from one or more of the Company’s independent accountants on customary terms and consistent with the accountants customary practice and reasonably cooperate with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to give in connection with the Financing, (F) agree to enter into customary pay-off letters and perfection certificates and (x) deliver such officer’s certificates (including solvency certificates) and lien releases, if any, as are customary in financings of such type and (y) otherwise grant, and provide customary materials that facilitate the perfection or enforcement of, liens on, the assets of the Company or any of its Subsidiaries pursuant to such agreements as may be reasonably requested (including using such reasonable best efforts to provide original copies of all certificated securities (with transfer powers executed in blank)), provided that no obligation of the Company or any of its Subsidiaries under any such agreement, pledge or grant shall be effective until the Effective Time, (G) provide customary cooperation with the marketing efforts of Parent and its Financing Sources for all or any portion of the Financing or any Alternative Financing, (H) provide requested authorization letters with respect to the Company to the Financing Sources (including with respect to absence of material non-public information about the Company and its Subsidiaries and their securities in the public-side version of documents distributed to prospective lenders) and (I) cooperate with the Financing Sources’ customary securities underwriting and secured lending due diligence investigation, to the extent customary and reasonable. The Company shall be given reasonable opportunity to review and comment upon any private placement memoranda or similar documents, or any materials for rating agencies, that include information about the Company or any of its Subsidiaries prepared in connection with the Financing, and Parent shall include in such memoranda, documents and other materials, comments reasonably proposed by the Company.  Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any of its Subsidiaries shall be required to (A) pay any commitment or other similar fee, (B) incur any liability of any kind (or cause their respective Representatives to incur any liability of any kind) prior to the Effective Time, (C) other than with respect to authorization letters referred to above, enter into any binding agreement or commitment in connection with the Financing (or any Alternative Financing) that is not conditioned on the occurrence of the Effective Time and does not terminate without liability to the Company or any of its Subsidiaries upon termination of this Agreement, (D) take any action that would (1) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (2) cause any representation or warranty in this Agreement to be breached, (3) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (4) conflict with the Charter, the Bylaws (or similar organizational documents of any of the Subsidiaries of the Company) or any Laws, (5) result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any contract to which the Company or any of its Subsidiaries is a party, (6) require the Company to provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or (7) require the Company to prepare separate financial statements for any Subsidiary of the Company or change any fiscal period.

(b)                                 Parent shall promptly following delivery of invoices reimburse the Company for any reasonable out-of-pocket expenses and costs (including reasonable attorneys’ fees) incurred by the Company, its Subsidiaries and their respective Representatives in connection with any cooperation contemplated by this Section 6.12.  The Company, its Affiliates and their respective Representatives (collectively, the “6.12 Indemnitees”) shall be indemnified and held harmless by Parent and Merger Sub for and against any and all liabilities, losses, damages, claims, costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation), interest, awards, judgments and penalties suffered or incurred, directly or indirectly, by the 6.12 Indemnitees in connection with the arrangement of the Financing (or any Alternative Financing), any refinancing of indebtedness contemplated by this Agreement and/or any information utilized in connection therewith or the Company’s cooperation with respect thereto.  This Section 6.12(b) shall survive the consummation of the Merger and the Effective Time and any termination of this Agreement, and is intended to benefit, and may be enforced by, the 6.12 Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns, and shall be binding on all successors and assigns of Parent.  All non-public or other confidential information regarding the Company or any of its Subsidiaries obtained by Parent, Merger Sub or their Representatives pursuant to this Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement.

(c)                                  The Company hereby consents to the use of its and its Subsidiaries logos in connection with the Financing; provided, however, that such logos are used solely in a manner that is reasonable and customary for such purposes that does not suggest that the Company or any of its Subsidiaries has any responsibility for the documents or materials in which such logos are used (or the contents thereof) and that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective products, services, offerings or intellectual property rights.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.12, shall be deemed satisfied if (i) the Company’s breach(es), if any, of its obligations under this Section 6.12 did not cause the failure of the Financing to be obtained or (ii) Parent does not have the right to terminate this Agreement pursuant to Section 8.1(d)(i) as a result of any breaches of this Section 6.12 by the Company.

Section 6.13                             Merger Sub.  Parent will take all actions necessary to (a) cause Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness or liabilities.

Section 6.14                             No Control of the Company’s Business.  Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

ARTICLE VII.

CONDITIONS TO THE MERGER

Section 7.1                                    Conditions to the Obligations of Each Party.  The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Merger Closing Date of the following conditions:

(a)                                 the Requisite Shareholder Approval shall have been obtained;

(b)                                 the waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted (the “Antitrust Approvals”);

(c)                                  the Gaming Approvals set forth in Section 7.1(c) of the Company Disclosure Letter (the “Required Gaming Approvals”) shall have been obtained and shall be in full force and effect; provided, however, that, notwithstanding anything to the contrary herein, Parent may in its sole discretion waive any such Required Gaming Approval on behalf of both the Company and Parent if consummation of the Merger in the absence of such Required Gaming Approval would not constitute a violation of applicable Law (including the Company surrendering such Required Gaming Approval concurrently with the Merger Closing); provided that (i) Parent has confirmed in an irrevocable written notice delivered to the Company that all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Merger Closing, provided that such conditions are reasonably capable of being satisfied), (ii) the Merger Closing shall occur immediately following any such waiver and (iii) no such waiver shall otherwise affect the obligations of Parent and Merger Sub hereunder; and

(d)                                 no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (collectively, “Restraints”) which is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger, unless such Restraint is vacated, terminated or withdrawn (provided, that, prior to asserting this condition, the party asserting this condition shall have used its reasonable best efforts (in the manner contemplated by Section 6.3 ) to prevent the entry of such Restraint and to appeal as promptly as possible any judgment that may be entered).

Section 7.2                                    Conditions to the Obligations of Parent and Merger Sub.  In addition to the conditions set forth in Section 7.1, the respective obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Merger Closing Date of the following further conditions:

(a)                                 each of the representations and warranties of the Company (i) set forth in Section 4.2(a), (b) and (c)  (Capitalization; Subsidiaries) and Section 4.3 (Authority Relative to Agreement) shall be true and correct in all respects at and as of the date of this Agreement and the Merger Closing Date (except to the extent that any inaccuracies would be de minimis), (ii) set forth in Section 4.2(d) (Indebtedness) and Section 4.27 (Brokers) shall be true and correct in all material respects at and as of the date of this Agreement, (iii) set forth in Section 4.10(a) (Absence of Company Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and the Merger Closing Date, and (iv) set forth in Article IV hereof (other than Section 4.2(a), (b) , (c)  and (d) , Section 4.3, Section 4.10(a)  and Section 4.27), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the date of this Agreement and the Merger Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of clause (iv) for such failures to be true and correct as would not constitute, individually or in the aggregate, a Company Material Adverse Effect;

(b)                                 the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Closing Date;

(c)                                  since the date of this Agreement, there shall not have occurred any change, effect, development or circumstance that, individually or in the aggregate, constitutes or is reasonably likely to constitute a Company Material Adverse Effect; and

(d)                                 the Company shall have delivered to Parent a certificate, dated the Merger Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied.

Section 7.3                                    Conditions to the Obligations of the Company.  In addition to the conditions set forth in Section 7.1, the obligations of the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Merger Closing Date of the following further conditions:

(a)                                 each of the representations and warranties of Parent and Merger Sub contained in this Agreement, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the date of this Agreement and the Merger Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct as would not constitute, individually or in the aggregate, a Parent Material Adverse Effect;

(b)                                 Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Merger Closing Date; and

(c)                                  Parent shall have delivered to the Company a certificate, dated the Merger Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Section 7.3(a)  and Section 7.3(b)  have been satisfied.

Section 7.4                                    Frustration of Closing Conditions.  Neither Parent nor Merger Sub may rely on the failure of any conditions set forth in Section 7.1 or Section 7.2 to be satisfied if such failure was caused by the failure of Parent or Merger Sub to perform any of their obligations under this Agreement.  The Company may not rely on the failure of any conditions set forth in Section 7.1 or Section 7.3 to be satisfied if such failure was caused by the failure of the Company to perform any of its obligations under this Agreement.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

Section 8.1                                    Termination.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Shareholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)                                 by mutual written consent of each of Parent and the Company; or

(b)                                 by either Parent or the Company, if:

(i)                                     the Effective Time shall not have occurred on or before 12:00 p.m. (New York City time) on June 8, 2015 (the “Termination Date”); provided, however, that if the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) shall not have been satisfied or duly waived by all parties entitled to the benefit of such condition by the fifth (5th) Business Day prior to the Termination Date, either Parent or the Company may, by written notice delivered to such other party, extend the Termination Date from time to time by a maximum of one (1) additional one (1) month period but ultimately to a date not later than July 8, 2015 unless Parent and the Company agree otherwise, which date shall thereafter be considered the Termination Date; provided, further, that if the conditions set forth in Section 7.1 and Section 7.2 shall have been satisfied or duly waived by all parties entitled to the benefit of such conditions prior to the Termination Date, the Company may, by written notice delivered to Parent, extend the Termination Date from time to time by a maximum of one (1) additional one (1) month period but ultimately to a date not later than July 8, 2015 unless Parent agrees otherwise, which date shall thereafter be considered the Termination Date; provided, further, that the right to terminate this Agreement or extend the Termination Date pursuant to this Section 8.1(b)(i)  shall not be available to either party if it has materially breached or violated any of its covenants, agreements or other obligations hereunder and such material breach or violation has been a principal cause of or directly resulted in (1) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Termination Date (as the same may be extended) or (2) the failure of the Merger Closing to occur by the Termination Date (as the same may be extended); or

(ii)                                  any Restraint shall be in effect enjoining or otherwise prohibiting the consummation of the Merger, and such Restraint shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with its obligations under Section 6.3 with respect to such Restraint; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under this Agreement; or

(iii)                               the Requisite Shareholder Approval shall not have been obtained at the Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)                                  by the Company if:

(i)                                     Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) (A) is not capable of being cured prior to the Termination Date or (B) is not cured by Parent or Merger Sub on or before the earlier of (i) the Termination Date and (ii) the date that is thirty (30) days following the receipt by Parent of written notice from the Company of such breach or failure; provided, however, that the Company shall not have a right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii)                                  prior to receipt of the Requisite Shareholder Approval, the Company Board shall have (x) effected a Change in Recommendation to the extent permitted by, and subject to the terms and conditions of, Section 6.5(c) or (y) determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of Section 6.5(d) and Section 6.5(e), in each case of clauses (x) and (y) above so long as concurrently with such termination, the Company pays, or causes to be paid, to Parent the Company Termination Fee specified in Section 8.3(a)(ii); or

(iii)                               the Marketing Period has ended and all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Merger Closing, provided that such conditions are reasonably capable of being satisfied), and Parent and Merger Sub shall have failed to consummate the Merger by the time the Merger Closing should have occurred pursuant to Section 2.2 as a result of a breach by the Financing Sources of their obligations to make available to Parent and Merger Sub the full amount of the Financing pursuant to the Financing Commitments (or if definitive agreements have been entered into in connection with the Financing, pursuant to such definitive agreements).

(d)                                 by Parent:

(i)                                     if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of any condition set forth in Section 7.2(a)  or Section 7.2(b)  and (y) (A) is not capable of being cured prior to the Termination Date or (B) is not cured by the Company on or before the earlier of (i) the Termination Date and (ii) the date that is thirty (30) days following the receipt by the Company of written notice from Parent of such breach or failure; provided, however, that Parent shall not have a right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii)                                  in the event that (A) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement distributed to its shareholders, (B) a Change in Recommendation has occurred or (C) a tender offer or exchange offer that would, if consummated, constitute an Acquisition Proposal shall have been commenced by a Person unaffiliated with Parent and the Company shall not have published, sent or given to its shareholders, pursuant to Rule 14e-2 under the Exchange Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect, a statement recommending that shareholders reject such tender offer or exchange offer and affirming the Company Board Recommendation; provided, however, that Parent shall no longer be entitled to terminate this Agreement pursuant to this Section 8.1(d)(ii) once the Requisite Shareholder Approval has been obtained at the Shareholders’ Meeting; provided, further, that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall expire at 5:00 p.m. New York City time on the tenth (10th) Business Day following the date on which the event first permitting such termination occurred.

Section 8.2                                    Effect of Termination.  In the event that this Agreement is terminated in accordance with Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and, except as set forth in this Section 8.2, this

Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided that if (x) such termination resulted, directly or indirectly, from the Intentional Breach of any representation, warranty, covenant or agreement contained herein or (y) the Intentional Breach of any representation, warranty, covenant or other agreement contained herein shall cause the Merger Closing not to occur, then, notwithstanding such termination, such breaching party shall be fully liable for any and all damages, costs, expenses (including pursuant to Section 9.13), liabilities or other losses of any kind, in each case, incurred or suffered by the other party (collectively, “Damages”) as a result of such Intentional Breach; provided, further that the Confidentiality Agreement, and the provisions of Section 4.26 (Brokers), Section 5.13 (Brokers), Section 6.4 (Access to Information; Confidentiality) (last sentence only), Section 6.11(a) (Financing), Section 6.12(b) (Financing Cooperation), Article I (Definitions), Article VIII (Termination) and Article IX (General Provisions) shall survive any termination of this Agreement pursuant to Section 8.1.

Section 8.3                                    Termination Fees.

(a)                                 Termination Fees Payable.  If, but only if, this Agreement is terminated by:

(i)                                     (x) either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i), and (y) (A) the Company receives or has received an Acquisition Proposal from a Third Party after the date hereof and prior to the Shareholders’ Meeting or which, in the case of a tender offer or exchange offer, shall have otherwise become publicly announced at or prior to the Shareholders’ Meeting, in each case, which has not been publicly withdrawn either (I) at or prior to the time of the Shareholders’ Meeting or (II) prior to the termination of this Agreement if there has been no Shareholders’ Meeting, and (B) within nine (9) months of such termination of this Agreement, the Company enters into a definitive agreement to consummate an Acquisition Proposal (and such Acquisition Proposal is subsequently consummated) or an Acquisition Proposal is consummated by the Company, then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds not later than the second (2nd ) Business Day following the date of the consummation of any such transaction regarding an Acquisition Proposal (provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii)                                  the Company pursuant to (x) Section 8.1(c)(ii), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds concurrently with such termination, or (y) Section 8.1(c)(iii), then Parent shall pay, or cause to be paid, to the Company an amount equal to $50,000,000 (the “Funding Failure Termination Fee”) by wire transfer of immediately available funds not later than the second (2nd) Business Day following such termination; or

(iii)                               Parent pursuant to (x) Section 8.1(d)(ii)(A) or Section 8.1(d)(ii)(B), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds not later than the second (2nd) Business Day following such termination, or (y) Section 8.1(d)(ii)(C), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds not later than the second (2nd ) Business Day following the consummation of such Acquisition Proposal.

(b)                                 Certain Limitations.

(i)                                     Notwithstanding anything to the contrary contained in this Agreement, (A) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion and (B) in no event shall Parent be required to pay the Funding Failure Termination Fee on more than one occasion.

(ii)                                  Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.9, Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 8.3(a) shall constitute the sole and exclusive monetary remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Company Related Parties”) for all Damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (whether at law, in equity, in contract, in tort or otherwise).

(iii)                               Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.9, the Company’s right to receive payment from Parent of the Funding Failure Termination Fee pursuant to Section 8.3(a) shall constitute the sole and exclusive monetary remedy of the Company and its shareholders against Parent and its Subsidiaries (including Merger Sub) and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, assignees or Financing Sources (collectively, the “Parent Related Parties”) for all Damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (whether at law, in equity, in contract, in tort or otherwise) (except that (i) to the extent any termination of this Agreement resulted from, directly or indirectly, an Intentional Breach of this Agreement by Parent or Merger Sub or such Intentional Breach by Parent or Merger Sub shall cause the Merger Closing not to occur as provided under Section 8.2, the Company shall be entitled to payment of the Funding Failure Termination Fee (to the extent owed pursuant to Section 8.3(a)) and to any Damages, to the extent proven, resulting from or arising out of such Intentional Breach (as reduced by any Funding Failure Termination Fee paid by Parent, and (ii) nothing shall limit the Company’s rights to indemnification and reimbursement in accordance with Section 6.12(b)).

(c)                                  Integral Part of Transaction.  Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Company Termination Fee nor the Funding Failure Termination Fee is a penalty and, except as set forth in Section 8.3(b)(iii), each is liquidated damages, in a reasonable amount that will compensate Parent or the Company (as applicable) in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement.  If the Company fails to pay the Company Termination Fee or if Parent fails to pay the Funding Failure Termination Fee pursuant to this Section 8.3 when due, and, in order to obtain such payment, any other party hereto commences a suit that results in a judgment against such party for the Company Termination Fee or the Funding Failure Termination Fee, as the case may be, such party shall pay to such other party interest on the amount of the Company Termination Fee or the Funding Failure Termination Fee, as the case may be, from the date such payment was required to be made until the date of payment at the rate of 3.25% per annum.

Section 8.4                                    Amendment.  This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time before or after receipt of the Requisite Shareholder Approval; provided, however, that after the Requisite Shareholder Approval has been obtained, there shall not be any amendment that by Law requires further approval by the shareholders of the Company without such further approval of such shareholders.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto; provided, that notwithstanding anything to the contrary set forth herein, Section 8.3(c), this Section 8.4, Section 9.7, Section 9.8, Section 9.9(b), Section 9.10(c), Section 9.12 or Section 9.15 (in each case, together with any related definitions and other provisions of this Agreement to the extent a modification or termination would serve to modify the substance or provisions or such Sections) may not be amended, modified, waived or terminated in a manner that is adverse to the Financing Sources without the prior written consent of the Financing Sources.

Section 8.5                                    Extension; Waiver.  At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of the first sentence of Section 8.4, waive compliance with any agreement or condition contained herein.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.  Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6                                    Expenses.  Except as expressly set forth herein (including Section 6.12(b), Section 8.2, Section 8.3 and Section 9.13), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated.

Section 8.7                                    Transfer Taxes.  Except as expressly provided in Section 3.2(c), all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.1                                    Non-Survival of Representations, Warranties and Agreements.  The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance in whole or in part after the Effective Time, including those contained in Article III, Section 6.6, Section 6.9 or Section 6.12(b).

Section 9.2                                    Notices.  Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) ( provided that any notice received by facsimile or e-mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub:

Global Cash Access Holdings, Inc.

7250 South Tenaya Way, Suite 100

Las Vegas, Nevada 89113

Fax: (702) 262-5039

Attention: Chief Executive Officer and General Counsel

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
12255 El Camino Real, Suite 300
San Diego, CA 92130
e-mail: christian.salaman@pillsburylaw.com

Attention:  Christian A. Salaman

if to the Company:

Multimedia Games Holding Company, Inc.
206 Wild Basin Road South, Building A

Austin, Texas 78746

Attention: Patrick J. Ramsey, Todd F. McTavish

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Fax: (212) 751-4864

e-mail: charles.ruck@lw.com

timothy.fitzsimons@lw.com

Attention: Charles K. Ruck, Timothy FitzSimons

and, except as set forth above, such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.3                                    Interpretation; Certain Definitions.  (a) The parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b)                                 The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.  No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication with respect to any third party that any such breach or violation exists or has actually occurred.

(c)                                  When a reference is made in this Agreement to an Article, Section, Appendix, Schedule, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Schedule, Annex or Exhibit to, this Agreement, unless otherwise indicated.  The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole, including all Exhibits, Schedules and Annexes and Appendices, and not to any particular provision of this Agreement.

(d)                                 All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(e)                                  Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations and published interpretations thereof; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date.  References to a Person are also to its successors and permitted assigns.

(f)                                   The words “made available to Parent” or words of similar import refer to documents (x) posted to the Electronic Data Room on or prior to the date hereof or (y) delivered in Person or electronically to Parent, Merger Sub or any of their respective Representatives.  The specification of any dollar amount in any representation or warranty contained in Article IV or Article V is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement.  The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to September 8, 2014, unless the context requires otherwise.  When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to “$” or “dollars” in this Agreement shall mean United States dollars.  Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural Persons shall be deemed to include business entities and vice versa.  Whenever the words “day” or “days” are used in this Agreement, they are deemed to refer to calendar days unless expressly stated to be Business Days.

Section 9.4                                    Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled as originally contemplated to the fullest extent possible.

Section 9.5                                    Assignment.  Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent or to any other Person of Parent’s choosing, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder; provided, further, that such assignment shall not prevent or materially delay the Merger Closing.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and permitted assigns.  Any purported assignment not permitted under this Section 9.5 shall be null and void.

Section 9.6                                    Entire Agreement.  This Agreement (including the Exhibits, Schedules, Annexes and Appendices hereto and other documents delivered pursuant hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof.

Section 9.7                                    No Third-Party Beneficiaries.  This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except for (a) from and after the Effective Time, the rights of the Company’s shareholders to receive the Merger Consideration at the Effective Time, (b) from and after the Effective Time, the right of the holders of Company Options to receive the Option Cash Payment, (c) from and after the Effective Time, the right of the holders of Company Restricted Stock Units to receive Restricted Award Payments, (d) from and after the Effective Time, the right of the holders of Company Performance Share Awards, to receive the Performance Share Award Payments, (e) the provisions of Section 6.6 (which shall be enforceable by the Indemnitees), (h) the provisions of Section 6.12(b)  (which shall be enforceable by the 6.12 Indemnitees) and (i) with respect to the Financing Sources, the provisions of Section 8.3(c), Section 8.4, this Section 9.7, Section 9.8, Section 9.9(b), Section 9.10(c), Section 9.12 and Section 9.15.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person.  The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto.  Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8                                    Governing Law.  The provisions of this Agreement and any other document or instrument delivered pursuant hereto, their negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to any of the foregoing (whether in equity, law or statute) shall be governed by and construed in accordance with the internal laws, both procedural and substantive, of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State; provided, however, that the laws of the State of Texas shall govern to the extent that the provisions of the TBOC are specifically referenced herein or that it is mandatory that the TBOC apply to any of the provisions of this Agreement or any of the transactions contemplated hereby and to (i) the rights (including dissenters’ rights) of shareholders in connection with, the Merger and (ii) the duties and obligations of the directors and officers of the Company and its Subsidiaries.

Section 9.9                                    Specific Performance.  (a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Accordingly, except as otherwise set forth in this Section 9.9, including the limitations set forth in Section 9.9(b), the parties acknowledge and agree that the parties hereto shall be entitled, without posting a bond or other indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

(b)                                 Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to seek specific performance of Parent’s and Merger Sub’s obligations to consummate the Merger only in the event that each of the following conditions has been satisfied:  (i) the Marketing Period, if applicable, has ended and all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Merger Closing, provided that such conditions are reasonably capable of being satisfied), (ii) Parent and Merger Sub fail to complete the Merger Closing by the date the Merger Closing is required to have occurred pursuant to Section 2.2, (iii) the Financing (including any Alternative Financing that has been obtained in accordance with, and satisfies the conditions of, Section 6.11(d) of this Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Merger Closing assuming satisfaction by Parent or Merger Sub of the conditions precedent thereto under their respective control, and (iv) the Company has confirmed in an irrevocable written notice delivered to Parent that if specific performance is granted and the Financing is funded, then it would take such actions that are within its control to cause the Merger Closing to occur.  For the avoidance of doubt, (x) in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger if the Financing has not been funded or will not be funded at the Closing.  For the avoidance of doubt, while the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 9.9 and the payment of the Funding Failure Termination Fee (only to the extent expressly permitted by Section 8.3(a)(ii)), under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance to cause the Closing to occur in accordance with this Section 9.9 and payment of the Funding Failure Termination Fee, or alternatively, any other monetary damages or other monetary remedies, whether under this Agreement, the Financing Commitment Letters or otherwise.

(c)                                  Subject to Section 9.9(b), each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.9.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.9.  The parties hereto further agree, subject to Section 9.9(b), that (i) by seeking the remedies provided for in this Section 9.9, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.9 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.9 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.9 prior or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any legal proceeding pursuant to this Section 9.9 or anything set forth in this Section 9.9 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 9.10                             Consent to Jurisdiction.  (a) Each of Parent, Merger Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County, City and State of New York and appellate courts therefrom (collectively, the “Chosen Courts”), for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in the Chosen Courts.

(b)                                 Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) irrevocably consents to submit itself to the personal jurisdiction of the Chosen Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts.  Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 9.10, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)                                  Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the City of New York, New York, whether a state or Federal court, and that the provisions of Section 9.12 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.  The provisions of this Section 9.10(c) shall be enforceable by each Financing Source, its Affiliates and their respective successors and permitted assigns.

Section 9.11                             Counterparts.  This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.12                             WAIVER OF JURY TRIAL.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.13                             Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive reimbursement for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred in such action or suit.

Section 9.14                             Obligations.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action.  Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Section 9.15                             No Recourse Against Related Parties.  Notwithstanding anything to the contrary set forth in this Agreement or elsewhere, no Financing Source shall have any liability, personal or otherwise, or obligation relating to or arising out of this Agreement, the transactions contemplated by this Agreement or the exploration or negotiation thereof for any breach or damages suffered (i) as a result of the failure of the Merger or any of the transactions to be consummated or (ii) as a result of, or under, this Agreement and the transactions contemplated by this Agreement (or in respect of any representations made or alleged to be made in connection herewith or therewith).

 (Signature pages follow)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MULTIMEDIA GAMES HOLDING COMPANY, INC.

By:	/s/ Patrick J. Ramsey
Name:	Patrick J. Ramsey
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

GLOBAL CASH ACCESS HOLDINGS, INC.

By:	/s/ Ram V. Chary
Name: Ram V. Chary
Title: CEO

MOVIE MERGER SUB, INC.

By:	/s/ Ram V. Chary
Name: Ram V. Chary
Title: CEO

Signature Page to Agreement and Plan of Merger